UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
General Cable Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GENERAL CABLE CORPORATION
4 Tesseneer Drive
Highland Heights, Kentucky 41076
Telephone (859) 572-8000
Dear Stockholder:
          You are cordially invited to attend the 2011 Annual Meeting of Stockholders, which will be held at 11:00 a.m., Eastern Daylight Time, on Thursday, May 12, 2011, at our offices located at 4 Tesseneer Drive, Highland Heights, Kentucky 41076.
          We once again are pleased to utilize Securities and Exchange Commission rules that allow us to deliver proxy materials over the Internet to expedite our stockholders’ receipt of these materials. You will receive a Notice of Internet Availability of Proxy Materials. This Notice will include instructions to access proxy materials and vote. At your discretion, you may request hard copies and a proxy card for voting by mail by following the instructions on the Notice. We encourage you to read the Proxy Statement carefully.
          As you will note from the enclosed proxy material, the Board of Directors recommends that you vote FOR each of the proposals set forth in the Proxy Statement.
Sincerely,
GREGORY B. KENNY
President and Chief Executive Officer
March 30, 2011

YOUR VOTE IS IMPORTANT.
PLEASE FOLLOW THE INSTRUCTIONS FOR THE VOTING METHOD YOU SELECT.

GENERAL CABLE CORPORATION
4 Tesseneer Drive
Highland Heights, Kentucky 41076
Telephone (859) 572-8000
NOTICE OF THE 2011 ANNUAL MEETING OF STOCKHOLDERS
          The 2011 Annual Meeting of Stockholders of General Cable Corporation (“General Cable”) will be held on Thursday, May 12, 2011, at 11:00 a.m., Eastern Daylight Time, at our offices located at 4 Tesseneer Drive, Highland Heights, Kentucky 41076, to consider and act upon the following proposals:
1.	Election of five directors;

2.	Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, to audit General Cable’s 2011 consolidated financial statements and internal control over financial reporting;

3.	Approval on an advisory basis of the compensation of our named executive officers;

4.	Approval on an advisory basis of the frequency of a stockholder vote on the compensation of our named executive officers; and

5.	Such other business as may properly come before the meeting.
          Only stockholders of record at the close of business on March 14, 2011 are entitled to notice of and to vote at the meeting.
By Order of the Board of Directors,
Robert J. Siverd
Secretary
March 30, 2011

PROXY STATEMENT
          The Board of Directors of General Cable Corporation (“General Cable” or the “Company”) is providing this Proxy Statement for the solicitation of proxies from holders of outstanding General Cable common stock for the 2011 Annual Meeting of Stockholders (“Annual Meeting”) on May 12, 2011, and at any adjournment of the meeting. The Annual Meeting will be held at 11:00 a.m., Eastern Daylight Time on Thursday, May 12, 2011, at the Company’s offices at 4 Tesseneer Drive, Highland Heights, Kentucky. The principal executive offices of General Cable are located at 4 Tesseneer Drive, Highland Heights, Kentucky 41076. Beginning on or about March 30, 2011, General Cable will send the Notice of Internet Availability of Proxy Materials and release its proxy materials, including this Proxy Statement, proxy form, and General Cable’s Annual Report to Stockholders for 2010, to all stockholders entitled to receive notice and to vote at the Annual Meeting.
VOTING PROCEDURES
Your Vote is Very Important
          Our Annual Meeting this year is being held at our offices in Highland Heights, Kentucky, which you are invited to attend. Under rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials for the Annual Meeting over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) beginning on or about March 30, 2011, to our stockholders of record and beneficial owners. The Notice includes instructions on how to access the proxy materials over the Internet or to request a printed copy of the proxy materials. Whether or not you plan to attend our Annual Meeting, please take the time to vote.
          Voting by Stockholders of Record. If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet, by mail or by telephone following the instructions provided in the Notice. If you request printed copies of the proxy materials, you can also vote by mail or by telephone.
          Voting by Beneficial Owners. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” If you are a beneficial owner and you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet, by mail or by telephone following the instructions provided in the Notice.
Record Date
          Holders of record of General Cable common stock, par value $0.01 per share, at the close of business on March 14, 2011 (the “Record Date”) will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments. At the Record Date, 52,360,529 shares of General Cable common stock were issued and outstanding.
How to Revoke Your Proxy
          You may revoke your proxy at any time before the final vote at the Annual Meeting. You may do so by (i) voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted before the Annual Meeting will be counted); (ii) sending a written statement of revocation to the Secretary of General Cable at the above address; or (iii) submitting a properly signed proxy having a later date. You may also attend the meeting and vote in person. However, your attendance at the meeting will not, by itself, revoke your proxy.
Vote Required and Method of Counting Votes
•	Number of Shares Outstanding. At the close of business on the Record Date, there were 52,360,529 shares of General Cable common stock outstanding and entitled to vote at the Annual Meeting.

•	Vote Per Share. You are entitled to one vote per share on matters presented at the Annual Meeting. Stockholders do not have cumulative voting rights in the election of Directors.

•	Quorum. A majority of outstanding shares, present or represented by proxy, makes a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (i.e., when a broker does not have authority to vote on a specific issue) are counted as present for purposes of determining a quorum.

•	Vote Required. The following is an explanation of the vote required for each of the four items to be voted on at the Annual Meeting assuming a quorum is present. If you sign and return a proxy but do not specify how you want your shares voted, your shares will be voted FOR the nominee and FOR the other proposals listed below.

Proposal 1 — Election of Directors

In an uncontested election, a nominee will be elected if the votes cast for the nominee exceed the votes cast against the nominee. In the event the number of nominees exceeds the number of Directors to be elected, however, directors receiving the highest number of votes will be elected.

Please note that brokers may no longer use discretionary authority to vote shares on the election of Directors (Proposal 1) if they have not received instructions from their clients. Please vote your proxy so your vote can be counted.

Proposal 2 — Ratification of Appointment of Auditors

The affirmative vote of a majority of shares present in person or by proxy is required for approval of the ratification of the appointment of Deloitte and Touche LLP (“Deloitte”) as our independent registered public accounting firm (Proposal 2).

Proposal 3 — Advisory Vote on Executive Compensation

The affirmative vote of a majority of shares present in person or by proxy is necessary for approval on an advisory basis of the compensation of our named executive officers (Proposal 3). While the result of the advisory vote on this Proposal 3 is not binding on our Board of Directors or Compensation Committee, our Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal 4 — Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation

Stockholders will have the opportunity to vote on four options for the frequency of the stockholder vote on compensation of named executive officers (Proposal 4). While the result of the advisory vote on this Proposal 4 is not binding on our Board of Directors, our Board of Directors will consider the overall outcome of the vote in establishing the frequency that the advisory vote on executive compensation is submitted to our stockholders.

•	Abstentions and Broker Non-Votes. Brokers are not entitled to vote on the election of Directors or the advisory proposals to approve the compensation of our named executive officers and the frequency of the stockholder vote on executive compensation unless they receive voting instructions from their clients. Abstentions and “broker non-votes” (shares held by a broker who is a member of the New York Stock Exchange (“NYSE”) that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining a quorum for the transaction of business at the Annual Meeting.
Discretionary Voting Power
          The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. In addition, on matters raised at the Annual Meeting that are not covered by this Proxy Statement, the persons named in the proxy card will have full discretionary authority to vote the shares as they deem appropriate unless a stockholder has followed the advance notice procedures discussed below under “Director Nomination Process.” If the nominee for election as a Director becomes unable to accept nomination or election, which we do not anticipate, the persons named in the proxy will vote for the election of another person recommended by the Board.
PROPOSAL 1: ELECTION OF DIRECTORS
          At the 2010 Annual Meeting of Stockholders, our stockholders approved the annual election of all of our Directors upon the expiration of remaining current terms for the Class II and Class III Directors, respectively, and until their successors are elected and qualified or until their earlier resignation or removal. At the 2011 Annual Meeting of Stockholders, the former Class I and Class II directors, as well as our newly appointed directors, will stand for election. The Class III directors will continue to serve their term until the 2012 Annual Meeting of Stockholders, at which time all of our directors will be elected annually.
          Set forth below is certain information relating to the background, experience and qualifications of the individuals nominated by the Board of Directors, to stand for election at the Annual Meeting. Also set forth below is information on the background, relevant experience and qualifications relating to Class III continuing Directors. The new term of office for the nominees will be for a one-year term to expire at the 2012 Annual Meeting of Stockholders.

Director Nominees for Election at the Annual Meeting
(Former Class I and II Directors)

Gregory B. Kenny Age 58 Director since 1997 President and Chief Executive Officer of General Cable	Mr. Kenny has served as President and Chief Executive Officer of General Cable since August 2001. He was President and Chief Operating Officer of General Cable from May 1999 to August 2001. From March 1997 to May 1999, he was Executive Vice President and Chief Operating Officer of General Cable. From June 1994 to March 1997, he was Executive Vice President of the subsidiary of General Cable which was General Cable’s immediate predecessor. Mr. Kenny is a Director of a number of General Cable subsidiaries. He also is a Director of Cardinal Health (NYSE: CAH), Corn Products International, Inc. (NYSE: CPO) and the Federal Reserve Bank of Cleveland, Cincinnati Branch.

Mr. Kenny has (i) extensive operating and managerial experience in domestic and international businesses, including global wire and cable company operations; (ii) leadership and communication skills; (iii) substantial experience in financial matters; (iv) substantial experience in advancing growth strategies, including acquisitions and strategic alliances; and (v) broad experience in corporate governance. This expertise in the wire and cable industry and Mr. Kenny’s continued leadership in addressing the issues facing our Company have provided our Board with the insight necessary to plan strategically for our Company’s future success.

Charles G. McClure, Jr. Age 57 Director since 2010 Member of the Audit, Compensation and Corporate Governance Committees	Mr. McClure is the Chairman of the Board, CEO and President of ArvinMeritor, Inc., a publicly traded global supplier of integrated systems, modules and components for commercial vehicle manufacturers, and has held this position since August 2004. Prior to joining ArvinMeritor, Mr. McClure held a series of senior management positions and served on the board of directors at Federal-Mogul Corporation, a publicly traded global automotive supplier, from January 2001 until July 2004, most recently as Chief Executive Officer. Mr. McClure previously held senior management positions with increasing responsibility at Detroit Diesel Corporation from 1997 until 2001 and Johnson Controls, Inc. from 1983 until 1997. He is also a director of R.L. Polk, a privately held information provider for the automotive industry.

Mr. McClure has (i) extensive operating and managerial experience in domestic and global manufacturing businesses; (ii) leadership and communication skills; (iii) substantial experience in advancing growth strategies, including acquisitions and strategic alliances; and (iv) broad experience in corporate governance. Mr. McClure’s experience provides our Board with direct executive leadership and operational expertise of a global, publicly traded company.

Patrick M. Prevost Age 55 Director since 2010 Member of the Audit, Compensation and Corporate Governance Committees	Mr. Prevost is President and Chief Executive Officer of Cabot Corporation, a publicly traded global specialty chemicals company, and has held this position since January 2008. Mr. Prevost served as President, Performance Chemicals at BASF AG, a publicly traded international chemical company, from October 2005 to December 2007. Prior to that, he was responsible for BASF Corporation’s Chemicals and Plastics business in North America. Mr. Prevost previously held senior management positions with increasing responsibility at BP Plc from 1999 to 2003 and Amoco Chemicals from 1983 until 1999.

Mr. Prevost has (i) substantial leadership experience in a variety of complex, international commodity driven businesses, which includes leadership positions that required living overseas; (ii) a chemical engineering background with broad experience in material science and chemistry, which are important to our wire and cable business; (iii) extensive experience involving acquisitions and strategic alliances; and (iv) experience in financial matters. Mr. Prevost brings to our Board demonstrated executive leadership expertise in commodity driven businesses and a keen understanding of the complexity of operating a global manufacturing organization.

Robert L. Smialek Age 67 Director since 1998 Chairman of the Compensation Committee, Member of the Audit and Corporate Governance Committees	Mr. Smialek has been a private investor and consultant since August 2002. He was President and Chief Executive Officer of Applied Innovation Inc. (NASDAQ: AINN) from July 2000 to August 2002. From May 1993 to July 1999, he served as President and Chief Executive Officer of Insilco Corporation. Prior to 1993, Mr. Smialek served as the Group President and Chief Operating Officer of the Temperature and Appliance Controls Group of Siebe, plc. He was Group Vice President for the Tracor Instruments Group from 1988 to 1990. For the prior 19 years, Mr. Smialek worked for the General Electric Company in various operations management positions.

Mr. Smialek has (i) extensive marketing and operating experience in a variety of domestic and global manufacturing businesses; (ii) significant experience in organizational development and talent development; (iii) substantial experience involving acquisitions and strategic alliances; (iv) a doctorate in Metallurgy; and (v) experience with major sales channels and distribution. Mr. Smialek’s operational leadership experience and significant understanding of compensation practices have made him a respected member of the Board and valued leader of our Compensation Committee.

John E. Welsh, III Age 60 Director since 1997 Nonexecutive Chairman of the Board, Member of the Audit, Compensation and Corporate Governance Committees	Mr. Welsh is the President of Avalon Capital Partners LLC, an investment firm focused on private equity and public securities investments. From October 2000 to December 2002, he was a Managing Director of CIP Management LLC, the management company for Continuation Investments Group Inc. From November 1992 to December 1999, he served as Managing Director and Vice-Chairman of the Board of Directors of SkyTel Communications, Inc. (“SkyTel”) and as a Director of the company from September 1992 until December 1999. During that period, he served as Chief Financial Officer and President and Chief Executive Officer of the International Division. Prior to 1992, Mr. Welsh was a Managing Director in the Investment Banking Division of Prudential Securities, Inc., and served as Co-Head of the Mergers and Acquisitions Department. Mr. Welsh has served as a Director of various public companies, including Spreckels Industries, Inc., SkyTel and York International. He currently serves as a Director of Integrated Electrical Services (NASDAQ: IESC).

Mr. Welsh has (i) a strong financial background in investment banking and investment management; (ii) leadership and collaboration skills; (iii) substantial experience involving acquisitions and strategic alliances; and (iv) a background in telecommunications products and services. Mr. Welsh’s investment management and acquisition experience and refined leadership skills have been critical in the creation of a strong, independent Board of Directors.

Class III Continuing Directors

Gregory E. Lawton Age 60 Director since 1998 Chairman of the Corporate Governance Committee, Member of the Audit and Compensation Committees	Mr. Lawton has been a consultant since March 2006. From October 2000 to February 2006, he served as President and Chief Executive Officer of JohnsonDiversey, Inc. From January 1999 until September 2000, he was President and Chief Operating Officer of Johnson Wax Professional. Prior to joining Johnson Wax, Mr. Lawton was President of NuTone Inc., a subsidiary of Williams plc based in Cincinnati, Ohio, from 1994 to 1998. From 1989 to 1994, Mr. Lawton served with Procter & Gamble (NYSE: PG) where he was Vice President and General Manager of several consumer product groups. He is also a director of Stepan Company (NYSE: SCL).

Mr. Lawton has (i) substantial operating and management experience in manufacturing businesses and in application of technology to business; (ii) a strong background in marketing, sales and human resources management; and (iii) significant experience involving acquisitions. Mr. Lawton’s extensive operational and executive management experience and understanding of corporate governance matters have proven to be valuable to our Board and in his position as Chairman of the Corporate Governance Committee.

Craig P. Omtvedt Age 61 Director since 2004 Chairman of the Audit Committee, Member of the Compensation and Corporate Governance Committees	Mr. Omtvedt has been Senior Vice President and Chief Financial Officer of Fortune Brands, Inc. (NYSE: FO) since 2000. Previously, he held positions with Fortune Brands as Senior Vice President and Chief Accounting Officer from 1998 to 1999; Vice President and Chief Accounting Officer from 1997 to 1998; Vice President, Deputy Controller and Chief Internal Auditor from 1996 to 1997; Deputy Controller from 1992 to 1996; and Director of Audit from 1989 to 1992. Before joining Fortune Brands, Mr. Omtvedt worked for Pillsbury Company in Minneapolis, Minnesota from 1985 to 1989 in various audit and controller roles. He is also a director of Oshkosh Corporation (NYSE: OSK).

Mr. Omtvedt has (i) extensive experience as a financial executive with broad knowledge of financial controls and systems; (ii) substantial business experience in domestic and international business, (iii) an extensive background in acquisitions and strategic alliances; and (iv) experience with major sales channels (retailers and distributors). Mr. Omtvedt’s extensive financial leadership experience in global, publicly traded companies, knowledge of audit practices and proven expertise in acquisitions and strategic alliances have made him a valuable member of the Board and Chairman of the Audit Committee.
          THE BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF THESE DIRECTORS IS IN THE BEST INTERESTS OF OUR STOCKHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES.
CORPORATE GOVERNANCE
          Our Bylaws, Corporate Governance Principles and Guidelines (the “Governance Principles”), charters of our Board committees, Code of Ethics and Compliance Guidelines (“Code of Ethics”) and Related Party Transactions Policy and Procedures are the framework for our corporate governance. They are designed to ensure that our Company complies with SEC rules and regulations and the corporate governance listing standards of the NYSE, the stock exchange on which our common stock is listed. All of these corporate governance documents are available on our website www.generalcable.com via the Investor Relations page and are available in print to any stockholder on request to the Corporate Secretary of General Cable at 4 Tesseneer Drive, Highland Heights, KY 41076. Information on our website does not constitute a part of this proxy statement.
Corporate Governance Principles and Guidelines
          Our Board has adopted a policy that describes our corporate governance practices. The objective of our Governance Principles is to provide guidance to ensure that our Board maintains its independence, objectivity and effectiveness in fulfilling its responsibilities to our stockholders. The Governance Principles establish criteria and requirements for:
•	the requisite qualifications, selection process and retention of Directors;

•	the responsibilities of the Directors;

•	procedures and practices governing the operation and compensation of our Board; and

•	principles under which management shall direct and operate our business.

          Our Governance Principles also provide that Directors must be willing to devote sufficient time to carry out their duties and responsibilities effectively, prepare for the meetings by reviewing the materials provided to them in advance of the meeting and should be committed to serve on the Board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities that would adversely affect their ability to fulfill their duties and responsibilities as Directors. Further, Directors who also serve as Chief Executive Officer or in equivalent positions should not serve on more than two boards of public companies in addition to our Board, and other Directors should not serve on more than four other boards of public companies. Current positions in excess of those limits may be maintained unless the Board determines that doing so would impair the Director’s service on our Board. Lastly, our Board’s retirement policy is that non-employee Directors should retire at age seventy (70). However, the Board will utilize its own self-evaluation process as an important determinant of Board tenure.
          In addition to the above matters, our Governance Principles have a process whereby nominees must agree to tender their irrevocable resignations if they do not receive the required vote at the Annual Meeting at which they face re-election. Our Governance Committee reviews the circumstances surrounding the director nominee’s resignation and will submit such recommendation for prompt consideration to the Board. The Governance Committee and the Board may take into consideration any factors each deems relevant, including, without limitation, reported reasons for the “against” votes, the Director’s length of service on the Board and contributions to General Cable in such role and the effect of the Director’s resignation on General Cable’s compliance with any law, rule, regulation, stock exchange listing standard or contractual arrangement. After considering the Governance Committee’s recommendation, our Board will make a determination with respect to whether the Director should continue to serve.
Code of Ethics
          We have adopted a Code of Ethics that applies to all of our Directors, officers and employees. Our Code of Ethics defines our policies and expectations on various compliance topics, including conflicts of interest, confidentiality, compliance with laws (including insider trading and anti-bribery laws), preservation and use of Company assets, proper accounting and financial integrity and business ethics. It also sets forth the procedures for communicating and handling any potential violations. We intend to satisfy the SEC’s disclosure requirement regarding amendments to or waivers of our Code of Ethics by posting such information on our website at www.generalcable.com.
Our Board and its Committees
          The General Cable Board of Directors meets regularly during each year. In 2010, our Board held six meetings, including one telephonic meeting. As a matter of policy, Directors are expected to attend each Annual Meeting, and in 2010, all of the Directors attended the Annual Meeting, with the exception of Mr. McClure and Mr. Prevost who were not appointed to the Board until after the Annual Meeting. Our Board believes that its current size of seven members facilitates productive Board meetings. Our Board has chosen to operate as a committee of the whole rather than having only a select group of Directors serve on each Committee. This approach ensures that all of our Directors have a broad understanding of our Company and are able to make effective decisions. With the exception of our Chief Executive Officer, all of our Directors, including our Nonexecutive Chairman of the Board, are independent based on the application of the rules and standards of the NYSE.
          Private Sessions: At each regularly scheduled Board meeting, the Directors meet without management present. The Nonexecutive Chairman presides at such meetings. The non-employee Directors also may and do meet without management present at other times as deemed necessary.

Our Committees
          Our Board has three standing Committees, which are the Audit Committee, the Compensation Committee and the Governance Committee. All of our non-employee Directors serve on each of our Committees. In 2010, each Director, with the exception of the newly appointed directors who have attended all meetings since their appointments, attended at least 75% of the total number of Board and Committee meetings. Each Committee operates under a written charter adopted by the Board. All of the Committee charters are available on our website at www.generalcable.com. All of our Committees have the authority to retain outside advisors to assist each Committee, respectively, in meeting their responsibilities, as necessary and appropriate, and to ensure that we provide funding to pay the fees and expenses of such advisors.
          The membership, functions and other relevant information relating to each Committee are described below.
Committee Membership
During 2010

	Audit	Compensation	Corporate Governance
Non-Employee Directors (1)	Committee	Committee	Committee
Gregory E. Lawton	X	X	X *
Charles G. McClure, Jr.	X	X	X
Craig P. Omtvedt	X *	X	X
Patrick M. Prevost	X	X	X
Robert L. Smialek	X	X *	X
John E. Welsh, III	X	X	X

*	Chairman of the Committee

(1)	Only our non-employee directors serve as members of our Committees.
          Audit Committee: The Audit Committee met five times in 2010, including two telephonic meetings. The Board of Directors has determined that all Audit Committee members are independent and financially literate under the rules of the SEC and NYSE and the Chairman, Craig P. Omtvedt, among other Audit Committee members, qualifies as Audit Committee financial expert under rules of the SEC. The Audit Committee assists the Board in the oversight of the (i) integrity of the Company’s financial statements; (ii) the Company’s compliance with legal requirements; and (iii) performance of the Company’s internal audit functions and independent auditors. The Audit Committee evaluates the effectiveness of the Company’s independent registered public accounting firm and recommends their appointment to the Board.
          The Audit Committee has adopted formal preapproval policies and procedures relating to the services provided by its independent auditor consistent with requirements of the SEC rules. Under the Company’s preapproval policy, all audit and permissible non-audit services provided by the independent auditors must be preapproved. The Audit Committee will generally preapprove a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year. Any services that are not included in the approved list of services must be separately preapproved by the Audit Committee. The Audit Committee delegates to the Audit Committee Chairman the authority to approve permitted audit and non-audit services to be provided by the independent auditor between Audit Committee meetings for the sake of efficiency. The Audit Committee Chairman reports any such interim preapproval at the next meeting of the Audit Committee. In 2010, all audit and permissible non-audit services were preapproved in accordance with the policy.
          The Audit Committee has approved Deloitte as the Company’s independent registered public accounting firm for 2011 and supports the Board’s recommendation to our stockholders for the ratification of Deloitte’s appointment.
          Compensation Committee: The Compensation Committee met four times in 2010, including one special telephonic meeting. All of the Compensation Committee members are independent under the rules of the NYSE. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to executive performance, compensation, succession planning and the implementation and administration of the Company’s incentive and equity-based compensation plans and programs. The Compensation Committee performs this function by: (i) evaluating our executive officers’ performance and establishing and reviewing their compensation; (ii) reviewing appropriate terms for such employee incentive plans and programs with management, including consideration of risks associated with the design and implementation of compensation plans; and (iii) determining the compensation of the Chief Executive Officer and other executive officers. The Compensation Committee has engaged an independent consultant, Compensation Strategies, Inc. (“Compensation Strategies”), that reports directly to the Compensation Committee.
          Corporate Governance Committee: The Governance Committee met five times in 2010, including one telephonic meeting. All of the Governance Committee members are independent under the rules of the NYSE. The Governance Committee is responsible for assisting the Board in (i) evaluating and recommending nominees for election as Directors; (ii) establishing Director compensation; (iii) evaluating the membership and responsibilities of Board committees; (iv) developing and adopting corporate governance principles; and (v) evaluating our Board and management. In conjunction with the Nonexecutive Chairman and the Compensation Committee, the Governance Committee conducts an annual performance evaluation of our Chief Executive Officer (“CEO”), sets performance objectives for the CEO and reviews management development and succession policies and practices.
          At the Governance Committee’s direction, we retained Heidrick & Struggles International, Inc., an independent third-party search firm, (“Heidrick”) to assist us in the search process for up to two new Board members, who currently serve as a sitting chief executive officer with international business and manufacturing expertise, have the highest standards of personal and professional integrity and ethics and would enrich the diversity of the Board. From the search conducted by Heidrick, the Governance Committee and our Chief Executive Officer interviewed several candidates, including Mr. McClure and Mr. Prevost. Based upon Mr. McClure and Mr. Prevost’s qualifications and independence, the Governance Committee recommended that the Board appoint both Mr. McClure and Mr. Prevost to the Board and each of the Board Committees. The Board subsequently appointed Mr. McClure and Mr. Prevost to the Board and each of the Board Committees on September 7, 2010.
Director Qualifications
          As described above, the Governance Committee is responsible for considering and recommending nominees for election as Directors of General Cable. In carrying out this duty, the Governance Committee from time to time engages third-party search firms to assist in identifying and assessing qualifications of individual Director candidates. Directors’ general qualifications and responsibilities are set out in our Governance Principles, which were recently reviewed and modified by the Board of Directors with input from the Governance Committee. Under the Governance Principles, the Governance Committee seeks Director candidates who encompass a diverse range of experience, qualifications, attributes and skills in order to provide sound and prudent guidance on the Company’s operations and interests worldwide. We aim to have a Board that is diverse and represents experience in business, finance, technology, global markets and other disciplines relevant to the scope of the Company’s activities over time. The Governance Committee further expects that Directors should possess the highest personal and professional values, ethics and integrity and should be committed to represent and advance the long-term interests of our stockholders. In considering the nature and scope of experience encompassed by the Directors or nominees for Director, our Board evaluates each individual in the context of the Board as a whole taking into account relevant factors including independence, gender and ethnic diversity, personal skills, and industry background. In searching for candidates to fill Board vacancies, our Governance Committee is committed to identifying the most capable candidates who have experience in the areas of expertise needed at that time and meet our criteria for nomination. Our Governance Committee has and will continue to take reasonable steps to ensure that women and minority candidates are considered as part of every Director search.
Board Leadership Structure
          Our Board of Directors’ current leadership structure consists of a Nonexecutive Chairman appointed annually separate from the Chief Executive Officer. Our current Board Chairman is John E. Welsh, III and our President and Chief Executive Officer is Gregory B. Kenny. The duties of our Chairman are set out in our Governance Principles and By-laws and include:
•	presiding at meetings of stockholders and the Board of Directors;

•	leading the Board in deliberations at and around meetings, including non-employee sessions;

•	appointing committee chairs for Board Committees;

•	acting as a liaison between the Directors and the President; and

•	providing strategic guidance and counsel relating to our business, management and personnel development.
          This leadership structure has been in place since 2001 when Mr. Kenny was appointed President and Chief Executive Officer. We believe that having an independent Director leading our Board, whether as a Nonexecutive Chairman or as the Lead Independent Director, contributes to a more independent Board in the long-term and leads to more productive internal board dynamics between and among Directors and Committees. Independent Board leadership also allows our Chief Executive more time to concentrate on significant business issues and is well suited to our wire and cable business with its extended business cycles.
Director Nomination Process
          Each year, the Governance Committee recommends a slate of nominees to the Board, which proposes nominees to the stockholders for election to the Board. In connection with its recommendations, the Governance Committee considers whether the Director candidates have the requisite qualifications and skills that are identified above and the commitment and willingness to serve on the Board in accord with the Company’s Governance Principles.
          The Governance Committee will consider stockholder suggestions for nominees when submitted in accordance with the provisions of our By-laws. Pursuant to our By-laws, stockholders may present any proposals for stockholder vote, including the election of Directors, by following the advance notice procedure described below. Under this procedure, the candidates eligible for election at a meeting of stockholders will be candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a stockholder. Stockholders will be given a reasonable opportunity at the Annual Meeting to nominate candidates for the office of Director if, as the By-laws require, that stockholder first gave the Company’s Secretary a written nomination notice at least sixty (60) days before the date of the Annual Meeting.
          The nomination notice must set forth the following information as to each individual nominated:
•	The name, date of birth, business address and residence address of the individual;

•	The business experience during the past five years of the nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which those occupations and employment were carried on, and additional information about the nature of his or her responsibilities and level of professional competence which permits an assessment of the candidate’s prior experience;

•	A description of all direct and indirect compensation and other material monetary and non-monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder submitting the nomination notice and any associated person acting in concert with such person, on the one hand, and each proposed nominee and any associated person acting in concert with such nominee, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the nominating stockholder and any beneficial owner on whose behalf the nomination is made, if any, or any associated person acting in concert therewith, were the “registrant” for purposes of such Item and the nominee were a director or executive officer of such registrant;

•	Whether the nominee is or has ever been at any time a Director, officer or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity;

•	Any directorships held by the nominee in any company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or covered by Section 15(d) of that Act or any company registered as an investment company under the Investment Company Act of 1940, as amended;

•	Whether, in the last five years, the nominee was convicted in a criminal proceeding or has been subject to a judgment, order, finding or decree of any federal, state or other governmental entity concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee; and

•	Whether, if elected, the nominee intends to tender, promptly following such nominee’s failure to receive the required vote for election or reelection at the next meeting at which such nominee would face election or reelection, an irrevocable resignation effective upon acceptance of such resignation by the Board, in accordance with the Governance Principles.
          The nomination notice must also provide the following information about the person submitting the nomination notice and any person acting in concert with that person: (i) the name and business address of the person(s); (ii) the name and address of the person(s) as appearing in the Company’s books; (iii) the class and number of General Cable shares that are beneficially owned by the person(s); and (iv) certain other information about the interests of the person(s) in the Company’s securities, including the following:
•	Any derivative instrument directly or indirectly owned beneficially by the nominating stockholder and associated person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Company;

•	Any proxy, contract, arrangement, understanding, or relationship pursuant to which the nominating stockholder and any associated person have a right to vote any shares of any security of the Company;

•	Any short interest in any security of the Company;

•	Any rights to dividends on the shares of stock of the Company owned beneficially by the nominating stockholder and by any associated person that are separated or separable from the underlying shares of stock of the Company;

•	Any proportionate interest in shares of stock of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which the nominating stockholder or any associated person is a general partner who, directly or indirectly, beneficially owns an interest in a general partner; and

•	Any performance-related fees (other than an asset-based fee) to which the nominating stockholder or any associated person is entitled to based on any increase or decrease in the value of shares of stock of the Company or derivative instruments, if any, as of the date of such notice, including any such interests held by members of the immediate family of the nominating stockholder or any associated person sharing the same household (which information shall be supplemented as would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder).
          The nomination notice must include the nominee’s signed written consent to being named in a proxy statement as a nominee and to serve as a Director if elected. A written update of the information provided in the notice must be provided to the Company ten business days prior to the meeting. If the presiding officer at any stockholder’s meeting determines that a nomination was not made in accordance with these procedures, he or she will so declare to the meeting and the defective nomination will be disregarded.
Board’s Role in Risk Oversight
          Our executive officers with the leadership of our Chief Executive Officer are responsible for overall risk management of our Company. The oversight of risk affecting the Company from major to minor and emerging risks is carried out by our Board as a whole within the existing leadership structure with the assistance of its standing Committees. Our Board fulfills its risk oversight responsibilities by (i) understanding our Company’s risk philosophy and approving our risk tolerance; (ii) knowing the established effective risk management processes that identify, assess and manage our most significant enterprise-wide risks; (iii) reviewing our risk portfolio in relation to the agreed risk tolerance, including through strategic and operational initiatives that integrate enterprise-wide risk exposures; and (iv) regularly being apprised of the most significant risks and management’s response. Important elements in the assessment of risk include reports to the Board and its Committees from the three operating regions on a regular basis, the output and actions of the Audit Committee as well as reports to the Board from the Chief Executive Officer and the functional managers who deal with various specific elements of risk such as the global insurance program. By using a broad approach, the Board believes that it is able to discharge its oversight role and address the major, minor and emerging risks facing our businesses in the long-term.

Stockholder Communication with our Board of Directors
          Our Board has adopted the following procedures for our stockholders and all other interested persons to communicate with our Board, as a whole, and individual Directors on matters of interest. Communications to our Directors initially will be reviewed by the Secretary and routed to the Chairman or a Board Committee as appropriate. Stockholders and other interested parties may communicate with the Board, our Nonexecutive Chairman, an individual Director, the non-employee Directors as a group or a specific Committee of the Board using the following:

Mail	Telephone
Board of Directors	(800) 716-3565
General Cable Corporation
Attention: Corporate Secretary	Email
4 Tesseneer Drive	Chairman of the Board – chairman@generalcable.com
Highland Heights, Kentucky 41076	Non-employee Directors – directors@generalcable.com
Any general information requests can be made using our main telephone number (859) 572-8000 or main email address info@generalcable.com.
Transactions with Related Persons
          The Company has adopted written policies and procedures for review and approval of any related party transactions that meet the minimum threshold for disclosure in the proxy statement under the applicable SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). The Company has not entered into any transactions since the beginning of its last fiscal year with any related person.
          Under our current policies and procedures, related parties are expected to seek Audit Committee approval of related party transactions before the transaction is entered into or amended. The Audit Committee may ratify a transaction after it has been entered into, in which case the transaction will be evaluated on the same standards as a transaction being pre-approved. In certain circumstances, the Audit Committee Chairman may act on behalf of the Audit Committee. The policy specifically requires approval or ratification if the Company hires a family member of a Director (including a Director nominee), executive officer or significant stockholder for total compensation in excess of $120,000 or, after initial approval of the hire, makes any material changes to an employment arrangement.
          When seeking approval, the related party will provide the Company’s General Counsel with information about the transaction for the General Counsel’s evaluation and submission to the Audit Committee. The evaluation information includes:
•	the related person’s relationship to the Company and interest in the transaction;

•	material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	benefits to the Company of the proposed transaction;

•	availability of other sources of comparable products or services;

•	an assessment of whether the proposed transaction is on terms that are comparable to terms available to an unrelated third party or to employees generally; and

•	any effect on a Director’s independence if the transaction involves a Director.

          After considering the evaluation information, the Audit Committee will approve or ratify only those transactions that are not opposed to the interests of the Company and that are on terms that are fair to the Company. The Audit Committee may make its approval conditional upon revisions to the terms of the transaction.
REPORT OF OUR AUDIT COMMITTEE
          The Audit Committee provides oversight relating to the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board, which is available on our website at www.generalcable.com. Our Audit Committee reviews its Charter annually.
          Our management is responsible for the internal controls and financial reporting process of our Company. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon.
          The Audit Committee is responsible for overseeing the Company’s overall financial reporting process. In fulfilling its responsibilities for the fiscal year end 2010, the Audit Committee:
•	reviewed and discussed the audited financial statements for the year ended December 31, 2010, with management and Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (together, “Deloitte”), the Company’s independent auditors;

•	discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended or modified, relating to the conduct of the audit;

•	received written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte their independence; and

•	exercised oversight in other areas relating to the financial reporting and audit process that the Committee determined appropriate, including the Company’s compliance program relating to Section 404 of the Sarbanes-Oxley Act and the Company’s risk assessment and risk management programs.
          Based on the Audit Committee’s review of the audited financial statements and discussions with management and Deloitte as discussed above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.
Audit Committee
Craig P. Omtvedt, Chairman
Gregory E. Lawton
Charles G. McClure, Jr.
Patrick M. Prevost
Robert L. Smialek
John E. Welsh, III

          The information above in the Report of our Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent that our Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.
REPORT OF OUR COMPENSATION COMMITTEE
          The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to executive performance, compensation, succession planning, and the implementation and administration of the Company’s incentive and equity-based compensation plans and programs. The responsibilities of the Compensation Committee are set forth in a written Charter adopted by the Board, which is available on our website at www.generalcable.com. Our Compensation Committee reviews its Charter annually.
          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section appearing in this Proxy Statement with the Company’s management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in General Cable’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in this Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended.
Compensation Committee
Robert L. Smialek, Chairman
Gregory E. Lawton
Charles G. McClure, Jr.
Craig P. Omtvedt
Patrick M. Prevost
John E. Welsh, III
OTHER COMPENSATION COMMITTEE MATTERS
Compensation Committee Interlocks and Insider Participation
          All of our non-employee Directors are independent and none of our non-employee Directors, who all serve as members of our Compensation Committee and Governance Committee, are or have been an officer or employee of our Company or any of our subsidiaries. In addition, none of our non-employee Directors has or has had any relationships with our Company or any other entity that would require disclosure under Item 404 of Regulation S-K. During fiscal 2010, none of our executive officers have served on the compensation committee (or equivalent) or board of another entity whose executive officers served on our Board or any of its Committees.
Risk-Related Compensation Policies and Practices
          In connection with the annual compensation review by our management and Compensation Committee, management and the Compensation Committee evaluated our current compensation practices and philosophy to determine whether any of our compensation plans are reasonably likely to have a material adverse effect on our Company. Our Compensation Committee sought counsel from management, compensation experts, and legal counsel in making its risk determination. The evaluation process included a discussion of the Company’s compensation philosophy and structure of our compensation plans, an analysis of the factors and processes used by our Compensation Committee in evaluating performance under each plan and a review of our internal controls. Based on its evaluation, our Compensation Committee concluded that the risks arising out of our compensation plans for all employees were not reasonably likely to have a material adverse effect on the Company.
BENEFICIAL OWNERSHIP OF SHARES
          The following Table sets forth information, as of March 14, 2011, concerning the beneficial ownership of General Cable common stock by: (i) each Director and Director nominee; (ii) each executive officer named in the Summary Compensation Table; and (iii) all Directors and executive officers as a group. This information is based on data furnished by the named persons.

	Amount and Nature of
	Beneficial Ownership (1)
Name of Beneficial Owner	Number		Percent of Class (2)
Gregory B. Kenny, Officer and Director	804,723	(3)	1.53%
Gregory J. Lampert, Officer	126,011	(4)	*
Gregory E. Lawton, Director	31,561	(5)	*
Charles G. McClure, Jr., Director	0	(6)	*
Craig P. Omtvedt, Director	20,878	(7)	*
Patrick M. Prevost, Director	0	(6)	*
Brian J. Robinson, Officer	106,561	(8)	*
Emmanuel Sabonnadiere, Officer	2,172	(9)	*
Mathias Sandoval, Officer	186,569	(10)	*
Robert L. Smialek, Director	42,601	(11)	*
John E. Welsh, III, Director	129,415	(12)	*
All Directors and executive officers as a group	1,877,112		3.53%

(1)	Beneficial ownership is determined under SEC rules and includes voting or investment power with respect to the shares. The beneficial owners listed above have sole investment and voting power for these shares.

(2)	The percentages shown are calculated based on the total outstanding shares on the Record Date (52,360,529). The * symbol means less than one percent.

(3)	Includes 7,111 shares of common stock, 65,720 shares of restricted stock, 382,388 shares of restricted and unrestricted common stock deferred under the General Cable Corporation Executive Deferred Compensation Plan (“DCP”), 23,992 shares of common stock in the Company’s Retirement and Savings Plan (“RSP”) and 325,512 stock options which are exercisable within 60 days of March 14, 2011.

(4)	Includes 12,163 shares of common stock, 31,750 shares of restricted stock and 82,098 stock options which are exercisable within 60 days of March 14, 2011.

(5)	Includes 1,650 shares of common stock, 27,411 shares of restricted stock deferred under the DCP and 2,500 stock options which are exercisable within 60 days of March 14, 2011.

(6)	Our newly appointed Directors, Messrs. McClure and Prevost, do not currently hold any common stock but they each have restricted stock units that will vest on September 18, 2013 and February 9, 2014.

(7)	Includes 4,650 shares of common stock, 7,061 shares of common stock deferred under the DCP and 9,167 stock options which are exercisable within 60 days of March 14, 2011.

(8)	Includes 3,361 shares of common stock, 21,152 shares of restricted stock and 82,048 stock options which are exercisable within 60 days of March 14, 2011.

(9)	Includes 2,172 shares of common stock.

(10)	Includes 59,296 shares of restricted stock; 848 shares of restricted and unrestricted common stock deferred under the DCP, 15,239 shares of common stock in the RSP and 111,186 stock options which are exercisable within 60 days of March 14, 2011.

(11)	Includes 30,101 shares of restricted and unrestricted common stock deferred under the DCP and 12,500 stock options which are exercisable within 60 days of March 14, 2011.

(12)	Includes 89,415 shares of restricted and unrestricted common stock deferred under the DCP and 40,000 stock options which are exercisable within 60 days of March 14, 2011.
SIGNIFICANT STOCKHOLDERS
          The following Table sets forth information about each person known to General Cable to be the beneficial owner of more than 5% of General Cable’s common stock as of December 31, 2010. We obtained this information from our records and statements filed with the SEC under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.

Name and Business Address	Amount and Nature of Beneficial Ownership (1)
of Beneficial Owner	Number	Percent of Class
FMR, LLC (2)	4,906,051	9.31%
82 Devonshire Street, Boston, Massachusetts 02109

BlackRock, Inc. (3)	4,804,728	9.22%
40 East 52nd Street New York, NY 10022

Sarasin Partners LLP (4)	3,709,779	7.1%
Juxon House 100 St. Pauls Churchyard London EC4M 8BU, United Kingdom

(1)	Beneficial ownership is determined under SEC rules and includes voting or investment power with respect to the shares.

(2)	These shares of General Cable common stock are owned by FMR, LLC. (“FMR”). Of the shares listed, FMR has sole power to vote 1,496,234 shares of General Cable common stock and sole dispositive power over 4,906,051 shares of General Cable common stock. Information relating to this reporting stockholder is based on the stockholder’s Schedule 13G filed with the SEC on February 14, 2011.

(3)	These shares of General Cable common stock are owned by BlackRock, Inc. (“BlackRock”). Of the shares listed, BlackRock has sole power to vote 4,804,728 shares of General Cable common stock and sole dispositive power over 4,804,728 shares of General Cable common stock. Information relating to this reporting stockholder is based on the stockholder’s Schedule 13G/A filed with the SEC on February 4, 2011.

(4)	These shares of General Cable common stock are owned by Sarasin Partners LLP (“Sarasin”). Of the shares listed, Sarasin has sole power to vote 3,709,779 shares of General Cable common stock and sole dispositive power over 3,709,779 shares of General Cable common stock. Information relating to this reporting stockholder is based on the stockholder’s Schedule 13G filed with the SEC on February 4, 2011.

DIRECTOR COMPENSATION
          Our Governance Committee annually reviews and establishes the compensation of our non-employee Directors and makes a recommendation to our Board for final approval. Our Director compensation program is designed to compensate our non-employee Directors for their service to our Company and the level of responsibility they have assumed in today’s corporate governance environment.
          Our Governance Committee in conjunction with our Compensation Committee retained the services of Compensation Strategies, our independent compensation consultant, to review our non-employee Director compensation program in comparison with market data. In conjunction with Compensation Strategies’ review, our Governance Committee increased the annual awards of restricted stock units for 2010 by $25,000 for each non-employee Director.
          Our non-employee Director compensation program in 2010 included the following components:
•	An annual retainer of $85,000;

•	An additional annual retainer for the Chairman of $85,000;

•	Cash retainers for service as a Committee Chair as follows:

Annual Retainer
Position	($)
Chair of Audit Committee	10,000
Chair of Compensation Committee	6,000
Chair of Corporate Governance Committee	6,000
•	An annual award of restricted stock units with a grant date value of approximately $175,000 for the Chairman and $100,000 for our other non-employee Directors. These restricted stock units will vest at the end of three years and our non-employee Directors will be entitled to receive one share of common stock for each restricted stock unit.
          Non-employee Directors are reimbursed for related out-of-pocket expenses for attendance at Board and Committee meetings. In order to be eligible to receive the retainer, a Director must have attended at least 75% of the Board meetings in the prior year, unless attendance was excused by the Chairman.
          Our Directors are covered by our Stock Ownership Guidelines (“Guidelines”) adopted in March 2005 and amended by our Board on December 14, 2010. Under the approved Guidelines, non-employee Directors are required to obtain ownership of common stock equal to five times the amount of the annual cash retainer paid to non-employee Directors for their service as Directors within five years from the later of December 2005 or from their date of appointment. All non-employee Directors are in compliance with these Guidelines as of March 14, 2011.
          Our non-employee Directors may also defer any portion of their annual retainers and restricted stock unit awards into the General Cable Corporation Executive Deferred Compensation Plan, which was adopted in 1996 (the “DCP”). The DCP permits our non-employee Directors to elect to defer all or a portion of their annual retainers and restricted stock unit awards into the DCP on an annual basis before the beginning of each plan year. Deferrals must remain in the DCP until the Director retires or no longer serves on our Board. Cash retainers deferred may be invested in any of the investment vehicles provided under the DCP. Deferred shares of stock representing Director fees may not be reinvested into other vehicles, but must remain in the DCP as whole shares and will be distributed as such in accord with distribution elections made by each participant. The DCP assets are held in a “rabbi trust,” and as such, are subject to the claims of general creditors of the Company. Operation of the plan and distributions are also subject to Section 409A of the Internal Revenue Code, which imposes procedural restrictions on the DCP and on any future changes in distribution elections.
Director Compensation Table

					Change in
				Non-	Pension Value
				Equity	and Non-
	Fees			Incentive	Qualified
	Earned			Plan	Deferred	All Other
	or Paid	Stock	Option	Compen-	Compensation	Compen-
	in Cash	Awards	Awards	sation	Earnings	sation	Total
Name	($) (1)	($) (2)	($)	($)	($)	($)	($)
Gregory E. Lawton	91,000	97,760	0	0	0	0	188,760
Charles G. McClure, Jr.	21,250	29,550	0	0	0	0	50,800
Craig P. Omtvedt	95,000	97,760	0	0	0	0	192,760
Patrick M. Prevost	21,250	29,550	0	0	0	0	50,800
Robert L. Smialek	91,000	97,760	0	0	0	0	188,760
John E. Welsh, III	170,000	171,080	0	0	0	0	341,080

(1)	Each non-employee Director, except Messrs. McClure and Prevost, received an annual retainer of $85,000. Due to Messrs. McClure and Prevost’s joining our Board in September 2010, they each received a retainer of $21,250, representing one-fourth of the annual retainer for our non-employee Directors. The Chair of our Audit Committee received an additional annual retainer of $10,000 and the Chairs of our Compensation Committee and Governance Committee received an additional annual retainer of $6,000. In his capacity as Chairman of the Board, Mr. Welsh received an additional annual retainer of $85,000 during 2010.

(2)	Represents the grant date fair value of the restricted stock units granted to the non-employee Directors as determined under FASB ASC Topic 718 using assumptions set forth in the footnotes of the financial statements in the Company’s Annual Report on Form 10-K for calendar year 2010. Due to Messrs. McClure and Prevost’s joining our Board in September 2010, they each received a proportional grant of restricted stock units. Messrs. Omtvedt and Prevost deferred their 2010 restricted stock unit grants into our DCP.

EXECUTIVE COMPENSATION: COMPENSATION DISCUSSION AND ANALYSIS
Overview of our Executive Compensation Philosophy and Program
          At General Cable, our executive compensation program addresses our Company Human Resource needs and reflects our corporate culture, which includes our values and the way we operate our business. Our compensation philosophy is based on several guiding principles set forth below.
•	We seek to attract and retain talent by paying for performance and structuring dynamic positions with long-term opportunity for the very talented.

•	We provide our executive officers opportunities to earn above-market incentive payments based on above-market performance.

•	We strive to align the earnings prospects and interests of our executive officers and managers with those of our stockholders.

•	We have policies that require our executive officers to hold meaningful amounts of General Cable equity.

•	We seek to retain and motivate a talented management team to continually maximize stockholder value.
          Our Compensation Committee regularly reviews our compensation program and market trends to ensure we are accomplishing the objectives of our executive compensation program. Annually, our Compensation Committee reviews and establishes target compensation levels for each of our executive officers as it deems appropriate in its sole discretion.
Our Compensation Philosophy
          Our Compensation Committee establishes and implements our compensation philosophy for our executive officers. We believe that to attract and retain qualified executive officers, pay levels (including base salary, incentive compensation and benefits) should generally be targeted at no more than the 50th percentile (or median) of pay levels of comparable positions at comparable companies in the market, including our comparative peer group. Actual compensation may vary from these targets based on several factors including individual performance, experience, roles and responsibilities, Company performance and changes in the value of our equity.
          Each of our named executive officer’s total compensation for 2010 is consistent with our compensation philosophy and, for reference, does not exceed the 50th percentile (or median) of pay levels of comparable positions at comparable companies in the market.

Components of Our Total Compensation
          Consistent with our executive compensation philosophy, our executive compensation program includes both fixed and variable components. The fixed compensation components, which consist of base salary and benefits, are designed to attract and retain executive talent. The variable compensation components, which consist of an annual cash bonus opportunity and long-term equity incentives, depend upon both the Company’s and the individual’s performance thus aligning the executive’s interests with those of our stockholders. Individual compensation and the mix of base salary, annual cash bonus opportunity and long-term incentive opportunities vary depending on the executive’s level of responsibilities, growth potential, performance, tenure with the Company and internal pay equity. However, the at-risk portion of total compensation generally increases as an executive’s level of responsibilities increases. The main elements of the Company’s 2010 executive officer compensation programs are outlined in the table below.

Compensation
	Element	Purpose
Annual Cash Compensation	Base Salary	Represents pay for an individual’s primary duties and responsibilities. Base salaries are reviewed annually and are established based on scope of responsibility, individual performance, potential and competitiveness versus the relevant external market and the Company’s operating performance.

	Annual Incentives	Provides a performance-based cash incentive opportunity. Rewards achievement of specific financial goals, including consolidated and business team results. The amount actually earned will vary relative to the targeted level based on our actual results.

Long-Term, Equity-Based Compensation	Restricted Stock	Provides awards under a plan designed to enhance executive stock ownership as well as an incentive for retention and sustaining stockholder value. Value of awards is directly dependent on our stock price with market practices as a guide.

	Stock Options	Provides awards under a plan that rewards participants if the value of our stock increases.

	Other Equity- based Awards	Provides awards under a plan that rewards participants if the value of our stock increases. Our Compensation Committee reviews long-term incentive trends and may determine to make other forms of equity-based awards, including awards subject to performance conditions, as authorized under our 2005 Stock Incentive Plan.

Benefits and Retirement (1)	Retirement Benefits and Deferred Compensation	Provides benefits to executive officers at retirement from our Company. Our core plan is a defined contribution retirement and savings plan, including a 401(k) employee contribution with matching Company contributions (“Retirement Plan”). The Retirement Plan is identical to the plan provided to non-executive employees.

Our DCP permits participants to defer salary, incentive bonuses or stock awards until retirement. Within the DCP, we have a non-qualified supplemental or excess retirement plan (“BEP”), which provides benefits in excess of IRS limits under the Retirement Plan.

	Welfare Plans and Other Benefits	Provide for basic health care, life and income security needs, including life, medical, dental, disability and other employee welfare benefits, severance protection, fringe benefits and limited perquisites.

(1)	We believe these compensation elements are consistent with relevant competitive market practice and further our goal of attracting and retaining executive management.

          Mix of Total Compensation
          Our 2010 executive compensation is substantially focused on variable compensation, which includes a bonus opportunity under our Annual Incentive Plan (“AIP”) and the economic value of stock options and restricted stock granted under our 2005 Stock Incentive Plan (“Incentive Plan”). The following table illustrates the value of each compensation element based on target total compensation for each of our named executive officers for 2010. The percentage of compensation is calculated by dividing (i) the value of the variable compensation by (ii) the amount of target total compensation.

Name and Title	Salary	AIP Bonus (1)	Long-Term Incentives (2)	Total Compensation
Gregory B. Kenny, President and Chief Executive Officer	21%	28%	51%	100%

Brian J. Robinson, Executive Vice President, Chief Financial Officer and Treasurer	26%	27%	47%	100%

Gregory J. Lampert, Executive Vice President, President and Chief Executive Officer, General Cable North America	26%	27%	47%	100%

Emmanuel Sabonnadiere, Executive Vice President, President and Chief Executive Officer of General Cable Europe and Mediterranean	12%	14%	74%	100%

Mathias Sandoval, Executive Vice President, President and Chief Executive Officer, General Cable Rest of World	28%	26%	46%	100%

(1)	Value represents the 2010 AIP target bonus for each of our named executive officers. Each named executive officer received an AIP bonus payout of 81.3% of the target.

(2)	The long-term incentive percentages are based on the grant date fair value of the total long-term incentives granted in 2010. Mr. Sabonnadiere’s long-term incentive percentage includes the one-time long-term incentive grant he received upon becoming an executive officer.
Our Compensation Committee Process
          Our Compensation Committee reviews target total compensation levels annually. As preparation for the annual determination of each executive officer’s total compensation, our Compensation Committee periodically meets to consider compensation programs and gain relevant information and context. In making its final total compensation determinations, our Compensation Committee applies a consistent approach for all of our executive officers. None of the executive officers, except our European based executive officer, Mr. Sabonnadiere, have an employment agreement. Mr. Sabonnadiere’s employment agreement includes the essential terms required by French law and provides for change in control and other severance benefits that are, to the extent legally permissible, closely aligned with our Executive Officer Severance Benefit Plan.
          Chief Executive Officer Compensation. Our Chief Executive Officer’s overall compensation is set by our Compensation Committee in consultation with the Corporate Governance Committee based on its assessment of the Chief Executive Officer’s individual performance and our Company’s performance as well as the financial and operating performance of a comparator group and other relevant market data.
          Other Named Executive Officers. Compensation for our other named executive officers is based on recommendations of our Chief Executive Officer and Vice President, Compensation and Benefits to our Compensation Committee. Our Compensation Committee considers these recommendations based on each executive’s individual responsibility, experience and overall performance, including the attainment of their individual performance objectives and internal pay comparisons among our executive group.

Role of Our Compensation Consultant
          To assist the Compensation Committee in discharging its responsibilities with regard to our executive compensation program, the Compensation Committee has retained Compensation Strategies, an independent outside compensation consultant. Compensation Strategies is engaged by and reports directly to the Compensation Committee and provides independent counsel on executive compensation matters. At our Compensation Committee’s direction, Compensation Strategies:
•	presented current trend information, such as market practices for each compensation component (i.e., salary increases, structure and use of long-term incentives, prevalence of certain equity incentive vehicles, stock ownership guidelines, etc.), regulatory changes, accounting and tax changes, the economic and political climate and other relevant topics for the current year;

•	developed information and guidance concerning best practices in the retention and motivation of employees related to all aspects of executive compensation;

•	reviewed the comparator peer group with our Compensation Committee, our Vice President, Compensation and Benefits and our Chief Executive Officer to determine if any updates were appropriate for 2010;

•	discussed individual tally sheets for each executive officer that detailed annual pay, both target and actual bonus amounts and prospective wealth under various performance and economic assumptions; and

•	provided an analysis of market and peer group data regarding base pay and bonus opportunity targets, the mix and weighting of various forms of compensation and the competitiveness of current compensation for our named executive officers.
Competitive Market Pay Information.
          Our Compensation Committee requested and reviewed comparative analysis for all of our executive officers in 2007. In 2008 and 2009, our Compensation Committee requested and reviewed a similar comparative analysis for our Chief Executive Officer and Chief Financial Officer and past survey data for our other executive officers and current trend information, which Compensation Strategies and the Compensation Committee deemed relevant. In addition, Compensation Strategies, at the Compensation Committee’s request, provided an annual review of long-term incentive award trends each year from 2007 through 2011. In determining 2011 compensation, our Compensation Committee requested and reviewed a full comparative analysis for all of our executive officers.
          The primary reference points for the determination of pay practices are the compensation levels (base salary, short-term and long-term incentives) for companies with revenues, market capitalization, rates of return (total stockholder return and return on invested capital) and business activities that are generally consistent with our Company in manufacturing, durable goods and other relevant sectors. We believe that pay levels should reflect the complexity and size of our business, our employee headcount and market capitalization and that revenues and rates of return are good surrogates for these factors. In this regard, we rely, for general information purposes, on compensation data prepared by Compensation Strategies for our Compensation Committee, which summarize external market practice. The data is derived from pay surveys available to our Human Resource Team and Compensation Strategies.

          In 2010, our Compensation Committee reviewed survey data for the following twenty-two (22) companies:

AK Steel Holding Corporation	Cooper Industries Ltd.	Thomas & Betts Corporation
Allegheny Technologies Incorporated	Corning Incorporated	The Timken Company
Amphenol Corporation	Dover Corporation	UTStarcom, Inc.
Anixter International Inc.	Eaton Corporation	Vishay Intertechnology, Inc.
Ball Corporation	Hubbell Incorporated	WESCO International, Inc.
Belden Inc.	ITT Corporation	Worthington Industries, Inc.
Carlisle Companies Incorporated	Molex Incorporated
Commscope, Inc.	Mueller Industries, Inc.
          Information from this comparator group is used to validate data from other surveys, but it is not the sole benchmark used to set compensation for our executive officers. It is a frame of reference for decision making. Target total compensation of our executive officers, including our Chief Executive Officer, is determined after reviewing the executive’s performance, long-term potential, responsibilities and experience within the context of the market data. In addition to these factors, the Company also considers internal comparisons of pay within the executive group.
          In setting 2011 compensation, our Compensation Committee evaluated our comparator group and determined that UTStarcom, Inc. should be excluded due to a substantial decrease in their annual revenues, which are now well below all of the comparator companies. The equity compensation awards based on 2010 performance and granted in February 2011 were determined using the updated comparator group.
          In addition to reviewing broad-based data and information from a comparator group, our Compensation Committee also reviews executive pay tally sheets. The tally sheets contain information showing the executive officers’ annual pay, both target and actual bonus amounts, and prospective wealth under various performance and economic assumptions. Data from the tally sheets are considered as a guide by the Compensation Committee when establishing pay levels and opportunities.
Annual Cash Compensation.
          Base Salary. Base salaries are an important element of compensation and provide our executive officers with a base level of income. In determining base pay, our Compensation Committee considers the executive’s responsibilities, growth potential, individual performance against predetermined objectives, base salary competitiveness as compared to the external market and our Company’s operating performance. In view of the economic situation facing our Company, our Compensation Committee determined to make no salary adjustments for 2009 and 2010, even though our executive officers’ performance, Company performance and the results of the external market review supported salary increases. Our Compensation Committee made this determination in 2009 and 2010 because it believed that salary increases for executive officers were not appropriate in the context of a global economic recession that impacted our business. In reviewing 2010 performance in early 2011, our Compensation Committee determined that salary increases for our executive officers were appropriate and consistent with competitive market practices.

          Effective February 14, 2011, our Compensation Committee authorized the following salary increases for our named executive officers:

Name and Title	Salary Increase for 2011(6)	Base Salary for 2011
G. Kenny (1)	$75,000	$900,000

B. Robinson (2)	$60,000	$375,000

G. Lampert (3)	$40,000	$355,000

E. Sabonnadiere (4)	€0	€260,000

M. Sandoval (5)	$25,000	$375,000

(1)	Mr. Kenny received an increase in his base salary due to his strong global leadership during the economic recession and his continued pursuit of our Company’s short and long-term strategic objectives.

(2)	Mr. Robinson’s base salary increase was designed to recognize his substantial contributions as a full partner to our Chief Executive Officer in achieving our short and long-term strategic objectives and more closely align his compensation with that of his peers at companies in our comparator group.

(3)	Mr. Lampert’s salary increase is in recognition of the strong results delivered for our North American region during the weak economic environment and the significant improvements in identified business units.

(4)	Mr. Sabonnadiere received a salary adjustment upon his appointment as an executive officer in July 2010 and did not receive an additional adjustment in 2011.

(5)	Mr. Sandoval’s salary increase is commensurate with the scope and complexity of his region and in recognition of the Rest of World region’s strong results and continued expansion through acquisitions, joint ventures and greenfield operations.

(6)	The salary increases for each of our named executive officers are consistent with our compensation philosophy and do not exceed the median base salary of the comparator pay data for each position.
          Annual Incentives. Annual AIP cash bonuses are intended to reward individual performance during the year, and therefore, can be highly variable from year to year. They are determined by our Compensation Committee on a fully discretionary basis; cash incentives are not an entitlement. At the outset of the year, our Compensation Committee approves a target incentive award for each executive officer and Company performance targets for the year. At this time, individual performance objectives also are set for each of the executive officers with the input from our Chief Executive Officer. At the end of the fiscal year, our Compensation Committee measures actual performance against the predetermined Company performance targets and reviews individual performance to determine if negative adjustments for individual performance are appropriate.

          For calendar 2010, each of our named executive officers under the AIP had an opportunity to earn cash rewards based on attainment of earnings per share and return on capital employed goals and other previously established individual performance goals. The earnings per share (“EPS”) and return on capital employed (“ROCE”) goals are measured generally under U.S. generally accepted accounting principles exclusive of extraordinary gains and losses. The 2010 target level was set at a level which took into account the severe recessionary conditions the Company anticipated would continue in 2010. The AIP had a cap in 2010 of 200% of target as a maximum award level for executive officers. The 2010 AIP performance targets and payouts are set forth in the following table.

2010 AIP Performance Targets and Payouts
			% Of
	Actual Level/% of Goal Achieved		Target
Performance Level	EPS (70% weighting)	ROCE (30% weighting)	Payout
Maximum	$2.99/150%	15.9%/130%	200%
Target	$1.99/100%	12.1%/100%	100%
Threshold	$1.00/50%	8.3%/70%	25%
          Award levels at target under the AIP generally reflect the median of the competitive market (including the comparator group of companies listed earlier) with the opportunity to earn more or less depending on actual financial performance of the Company and individual performance. Target AIP levels for our named executive officers in 2010 were as follows:

Name	Target AIP Level	Actual AIP Payout(1)
G. Kenny	$1,060,000	$861,780
B. Robinson	$325,000	$264,225
G. Lampert	$325,000	$264,225
E. Sabonnadiere (2)	$220,518	$177,491
M. Sandoval	$325,000	$264,225

(1)	In measuring performance, our Compensation Committee exercises its judgment whether to reflect or exclude the impact of certain items, such as changes in accounting principles and extraordinary, unusual or infrequently occurring events. For 2010, our Compensation Committee determined that corporate performance resulted in EPS of $1.79 and ROCE of 10.8%, which equated to a payout of 81.3% of the target AIP level, subject to negative adjustments for individual performance, if deemed appropriate.

(2)	Mr. Sabonnadiere was appointed into his executive officer position in July 2010 and at that time, his target AIP level changed to €265,000 for a full year. The target AIP level noted in the table is calculated based on a prorated target level for the: (i) six month period ending on June 30, 2010 of €32,250 and (ii) for the six month period ending December 31, 2010 of €132,500. Based on the exchange rate on December 31, 2010, Mr. Sabonnadiere’s target bonus of €164,750 equals $220,518 and his actual AIP payout of €133,942 equals $177,491.
Individual Performance Goals
          In February 2010, our Compensation Committee, with input from our Chief Executive Officer, established individual performance goals for each of our named executive officers to provide evaluation criteria for each of their overall 2010 performance. These individual performance goals serve as additional criteria to the global EPS and ROCE financial metrics discussed above in measuring individual performance. Each of our named executive officers had individual goals associated with their specific function or regional group related to (i) growing our wire and cable business; (ii) driving a global One Company culture; (iii) improving safety performance; (iv) delivering cost reduction initiatives; and (v) developing talent globally. Messrs. Kenny and Robinson also had financial goals relating to our Company’s 2010 global operating cash flow, return on invested capital and our leverage ratio (debt to EBITDA). Messrs. Lampert, Sabonnadiere and Sandoval also had financial goals related to their respective regions’ 2010 operating income and working capital efficiency.
          Our Compensation Committee, with input from our Chief Executive Officer, evaluated the 2010 performance of our named executive officers in relation to their established individual performance goals. Beyond evaluating the individual performance goals, our Compensation Committee considered the overall performance of our Company and our executive officers as a group in light of the economic and financial conditions affecting our global wire and cable business. Our Compensation Committee concluded that our named executive officers, both individually and as a group, were performing at the high level required to fulfill our Company’s overall short and long-term strategic goals.
          Our Compensation Committee may make negative adjustments to a named executive officer’s AIP award in whole or in part based on our Compensation Committee’s assessment of individual performance against the established individual objectives. No negative adjustments were made in regard to AIP awards for 2010.
Long-Term Equity Incentives.
          Long-term incentive awards are granted to General Cable executive officers our Incentive Plan approved by stockholders in 2005 and 2010. Long-term equity incentive grant date values for total equity awards are based on a review of current market practices provided by our Vice President, Compensation and Benefits and Compensation Strategies to our Compensation Committee. The actual grant for each executive officer is determined by our Compensation Committee taking into consideration our Company’s performance in the past year and the contributions our executive officers as a whole made, within the context of market practices. The individual performance factors taken into account for purposes of making long-term equity incentive awards are generally the same as the Individual Performance Factors set forth above. Grants of stock options and restricted stock and other stock awards for executive officers generally have been made on an annual basis on the date of the first meeting of the Compensation Committee; this date is set in advance in the prior year. Awards also may be granted at the time of a special event, such as upon employment or a significant promotion. Option exercise prices and share awards of restricted stock are generally computed based on the fair market value of our common stock on the date of grant. Based on the timing of the previously scheduled Compensation Committee meeting and the Company’s earnings release, our Compensation Committee in its discretion may approve awards, but delay the effectiveness of these awards until after the date of the earnings release to ensure that the award values reflect all material information about the Company. Due to the grant process, the targeted economic value for the equity awards for 2011 is based on an average twenty day stock price as of the date of our Compensation Committee meeting, which is approximately a week in advance of the award date.
          Our annual long-term incentive opportunity in 2010 was provided through both stock options and restricted stock awards. Our Compensation Committee believes that providing combined grants of stock options and restricted stock creates a better balance between risk and reward for its U.S.-based executive officers than either type of equity incentive can achieve alone. Consistent with the structure of our equity incentive awards in 2009, our U.S.-based named executive officer awards for 2010, were structured to provide 75% of the grant date value in the form of stock options and 25% of the grant date value in the form of restricted stock. Mr. Sabonnadiere received an equity incentive award in July 2010 upon becoming an executive officer that was structured to provide approximately 33% of the grant date value in the form of stock options and 67% of the grant date value in the form of restricted stock. Our Compensation Committee determined the grant date value mix for Mr. Sabonnadiere to remain consistent with the initial grants provided to our other named executive officers upon becoming executive officers.
          In February 2008, the Compensation Committee changed the mix of the grant date value in equity incentive grants from 50% stock options and 50% restricted stock to the current mix of 75% stock options and 25% restricted stock. Our Compensation Committee considered the primary purpose of stock options, which is the alignment of our executive officers and stockholders’ interests, and restricted stock, which is the retention of executive officers, to determine the appropriate mix of equity incentives for our Company based on our needs and compensation philosophy. Our Compensation Committee viewed the prior mix as being focused equally on fostering value creation for stockholders and ongoing retention of our executive officers. While retention of executive officers is important, our Compensation Committee determined that the change in equity incentive mix would lead to greater value creation for our stockholders. Each year, our Compensation Committee reviews the relative equity incentive mix for our executive officers with input from its independent compensation consultant and makes a final determination. Since the change in 2008, our Compensation Committee has determined that the current mix of equity incentives achieves the desired result of fostering value creation for stockholders while providing ongoing retention of our executive officers.
          In February 2010, Messrs. Kenny, Robinson, Lampert and Sandoval received non-qualified stock option grants and awards of restricted stock for 2009 performance. The stock option grants have the following characteristics of (i) an exercise price equal to the market value of General Cable stock on the date of grant; (ii) a three-year vesting period; and (iii) term of ten years from the date of grant. The grants of restricted stock vest five years from the date of grant if the performance condition of $1.00 of cumulative earnings per share over the vesting period is achieved. The grant date fair value of these stock option grants and restricted stock awards (under FASB ASC Topic 718) is shown in the Summary Compensation Table and Grants of Plan-Based Awards During Fiscal 2010 Table.
          In February 2011, Messrs. Kenny, Robinson, Lampert and Sandoval received non-qualified stock option grants and awards of restricted stock units for 2010 performance. In recognition of the substantial growth of Mr. Robinson’s position, his substantial contributions to our short and long-term strategic objectives and to more closely align his overall compensation with that of his peers at companies in our comparator group, our Compensation Committee granted Mr. Robinson an additional one time equity award of stock options and restricted stock units. Both the option and restricted stock units have similar terms as the February 2010 grants with the addition of certain retirement provisions. Our Compensation Committee approved the addition of retirement provisions that provide for (i) prorated vesting of the restricted stock units granted in 2011 and (ii) a continued exercise period for stock options granted in 2011 upon retirement for the earlier of (a) three years from the date of retirement or (b) the original expiration date.
          As discussed above, awards may be granted at the time of a special event, such as upon employment or a significant promotion. Mr. Sabonnadiere received such an award in July 2010 upon his promotion to an executive vice president position. The terms of his option grant are similar to those granted to our other named executive officers in February 2010; whereas his restricted stock units have a three year vesting period with an additional two year holding requirement pursuant to French law. While the terms for both the stock options and restricted stock units are similar to our standard awards, they have been modified to comply with French law. Because of the timing of this award, our Compensation Committee did not approve additional long-term incentive awards for Mr. Sabonnadiere in February 2011 for 2010 performance.
Accounting and Tax Considerations
          Our Compensation Committee takes into account the estimated accounting (pro forma expense) and the tax impact of all material changes to the executive compensation program and discusses such matters periodically during the year. Generally, an accounting expense is accrued over the relevant service period for the particular pay element (generally equal to the performance period) and the Company realizes a tax deduction upon the payment to the executive officer. Our Compensation Committee has been advised that, based on current interpretations, stock options awarded under the Incentive Plan and restricted stock awards granted in February

2009 and 2010, which vest based on continued employment with our Company and the achievement of a pre-determined performance metric, should satisfy the requirements for performance-based compensation under Internal Revenue Code Section 162(m). Our Compensation Committee has also been advised that restricted stock awards granted prior to February 2009, which vest based on continued employment with the Company, do not qualify as performance-based compensation, and so may not be tax deductible under Code Section 162(m). In general, our policy is to optimize the tax deductibility of executive compensation so long as deductibility is consistent with more important objectives of maintaining competitive, motivational performance-based compensation that is aligned with stockholder interests and retaining executive officers.
Retirement Plans and Other Company Benefits
          Our named executive officers participate in the full range and scope of retirement and welfare and other plans as all other employees of General Cable do, except as noted below. In this area, as in other aspects of our compensation program, we target these types of benefits to be competitive within the relevant market identified.
          Retirement Benefits. General Cable and our subsidiaries sponsor Retirement and Savings Plans (“Retirement Plans”) for salaried and hourly employees in the United States. The Plans are tax-qualified, defined contribution plans under which fixed contributions are made for the account of each participating employee each year. For salaried employees, under the retirement component, a contribution of 4% of eligible compensation is made, and under the savings or 401(k) component, a matching contribution is made in the amount of 2% of eligible compensation so long as the employee has contributed at least 4% of compensation through our payroll deduction program. The federal statutory limit for eligible compensation in 2010 was $245,000. These contribution and matching percentages are intended to reflect competitive market terms and conditions for plans of this type. Participating employees may direct the investment of Company and individual contributions into one or more of the investment options offered by the Retirement Plans.
          General Cable and our subsidiaries also maintain the DCP, which permits deferral of salary, incentive bonuses, and stock awards by participants, including our named executive officers. We offer the DCP because it allows us to have a more competitive benefit program. In 2007, we combined this plan with the BEP and our former Supplemental Executive Retirement Plan (“SERP”). The BEP is designed to make up benefits on certain wages, which are not eligible for Company matching or retirement contributions because of Internal Revenue Service limits on inclusion of these amounts in our Retirement Plans. The BEP has investment options and vesting requirements similar to the Retirement Plan. The SERP was adopted in 2000 in which a limited number of key managers, including certain of our named executive officers, participated. In 2007, benefit accruals under the SERP were frozen and converted to an account balance plan subject to vesting to better align our total retirement related benefits with the objectives of these plans and their costs. The value of accounts of our eligible named executive officers from the SERP is included in the DCP. Participants may receive their vested benefits under the Retirement Plans and the DCP on termination or retirement.
          Mr. Kenny is a participant in the Retirement Income Guarantee Plan (“RIGP”) established by General Cable’s predecessor. RIGP benefits are funded under the General Cable Master Pension Plan, a qualified defined benefit plan. Benefit accruals under the RIGP were frozen in 1993. Under the RIGP, a target benefit is calculated using pay and service through 1993 and adjusted for certain defined contribution account balances. In prior years, these defined contribution accounts provided projected balances in excess of the target benefit for Mr. Kenny. Therefore, we estimated no RIGP benefit for Mr. Kenny, the only named executive officer eligible for this benefit. The amount of the RIGP benefit will fluctuate from year to year based on the value of the offsetting accounts and will depend on Mr. Kenny’s actual retirement date.
          Mr. Sabonnadiere, a French national based in France, is not eligible to participate in the Retirement Plans or the DCP. Under French law, Mr. Sabonnadiere receives statutory retirement benefits.

Our Company sponsors additional medical benefits for all of our French employees and Mr. Sabonnadiere receives benefits under these plans.
          Other Benefits. We believe that our employee benefit plans, including retirement plans, deferred compensation, perquisites and welfare plans, are of the type commonly offered by other employers. These benefits form part of our compensation philosophy and we continue to offer them because we believe they are necessary in order to attract, motivate and retain talented executive officers.
Severance and Change-in-Control Arrangements
          None of our executive officers have an employment agreement or a change in control agreement, other than Mr. Sabonnadiere. Mr. Sabonnadiere’s employment agreement includes the essential terms required by French law and provides for change in control and other severance benefits that are, to the extent legally permissible, closely aligned with our Executive Officer Severance Benefit Plan. Our U.S.-based named executive officers may be eligible for post-employment payments and benefits in certain circumstances upon termination or a change in control of the Company. These post-employment payments and benefits arise under the Executive Officer Severance Benefit Plan, which was adopted in December 2007, and the Incentive Plan and its predecessor plans. These potential severance benefits are discussed under “Change in Control and Other Post-Employment Payments and Benefits” beginning at page 41.
Stock Ownership Guidelines
          Consistent with our executive compensation philosophy and the principle of aligning executive and stockholder interests, we require our executive officers to maintain minimum ownership levels of General Cable common stock. The following Stock Ownership Guidelines were established by our Board in 2005 and amended in December 2010.

Executive	Ownership Multiple of Base Salary
Chief Executive Officer	6 times
Chief Financial Officer	3 times
Executive Vice Presidents	3 times
          Shares that are counted for purposes of satisfying ownership requirements are shares directly owned, grants and awards under incentive plans and shares held in the DCP and Retirement Plans. All of our executive officers must comply with these ownership requirements by the later of a five-year period starting from December 2005 or the appointment as an executive officer.
          The foregoing stock ownership requirements are measured annually on the last day of the calendar year unless our Board determines otherwise. For purposes of the measurement, the individual’s stock ownership shall be valued based on the average daily close price of our common stock during the prior 36 full calendar months. All executive officers are in compliance with these Guidelines as of March 14, 2011.
Forward Looking Statements
          The information discussed in our Compensation Discussion and Analysis contains statements regarding future individual and Company performance measures, targets and other goals. These goals are disclosed in the limited context of our Company’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

EXECUTIVE COMPENSATION: COMPENSATION TABLES
Summary Compensation Table
          The following table presents compensation paid to or earned by each of our named executive officers for the fiscal years ended 2010, 2009 and 2008. Our named executive officers are members of our executive management team who are required to be disclosed due to their overall compensation or position in our Company.

							Change in
							Pension
							Value and
							Non-
							Qualified
						Non-Equity	Deferred	All
						Incentive	Compensa-	Other
				Stock	Option	Plan	tion	Compen-
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($)	($) (4)	($)
Gregory B. Kenny	2010	825,000	0	488,800	1,490,324	861,780	0	112,778	3,778,682
President and	2009	856,731	0	646,470	1,758,366	424,000	0	137,431	3,822,998
Chief Executive Officer	2008	823,270	0	820,567	1,632,050	843,975	0	172,648	4,292,510

Brian J. Robinson	2010	315,000	0	146,640	427,778	264,225	0	42,474	1,196,117
Executive Vice	2009	327,115	0	195,900	586,122	131,900	0	47,933	1,288,970
President, Chief	2008	313,652	0	258,685	513,705	225,000	0	50,712	1,361,754
Financial Officer and Treasurer

Gregory J. Lampert	2010	315,000	0	146,640	427,778	264,225	0	42,078	1,195,721
Executive Vice	2009	327,115	0	195,900	586,122	121,900	0	48,825	1,279,862
President, President	2008	315,000	0	0	0	225,000	0	48,355	588,355
and Chief Executive Officer, General Cable North America

Emmanuel Sabonnadiere	2010	313,198	0	1,151,190	702,377	179,281	0	7,399	2,353,446
Executive Vice President, President and Chief Executive Officer, General Cable Europe & Mediterranean

Mathias Sandoval	2010	350,000	0	146,460	427,778	264,225	0	46,686	1,235,329
Executive Vice	2009	363,462	0	195,900	586,122	131,000	0	59,188	1,335,672
President, President	2008	350,000	0	0	0	355,000	0	70,642	775,642
and Chief Executive Officer, General Cable Rest of World

(1)	Represents the grant date fair value of the restricted common stock grants shown in the Table under FASB ASC Topic 718 using assumptions set forth in the footnotes to the financial statements in the Company’s Annual Report on Form 10-K for 2010.

In recognition of each named executive officer’s performance in 2010, our Compensation Committee grants our named executive officers long-term equity compensation. On February 9, 2011, the Compensation Committee made awards of restricted stock units with a performance condition to our named executive officers as follows: $728,970 to Mr. Kenny, $1,028,880 to Mr. Robinson, $214,350 to Mr. Lampert, $0 to Mr. Sabonnadiere, and $214,350 to Mr.

Sandoval. These values represent the grant date fair value of restricted common stock determined under FAS 123R based on the assumptions that (i) the total value of the grant was equal to the closing market price of General Cable’s common stock on the NYSE on February 9, 2011, that is, $42.87 times the number of shares awarded, and (ii) the awards vest five years from the date of grant provided the performance condition of $1.00 of cumulative net income over the vesting period is achieved.

(2)	Represents the grant date fair value of the common stock option grants shown in the Table under FASB ASC Topic 718 using assumptions set forth in the footnotes to the financial statements in the Company’s Annual Report on Form 10-K for 2010.

See note (1) above. In February 2011, our Compensation Committee made awards in respect of services in 2010 of stock options as follows: $2,627,543 to Mr. Kenny, $723,177 to Mr. Robinson, $723,177 to Mr. Lampert, $0 to Mr. Sabonnadiere, and $723,177 to Mr. Sandoval in grant date fair value of stock options determined under FAS 123R using the following assumptions: (i) expected life, 4.96 years; (ii) stock price volatility, 65.64%; (iii) risk-free interest rate, 2.37%; and (iv) dividend yield, 0%. These options were granted under the Incentive Plan and vest and become exercisable ratably over a three-year period from the date of grant of February 9, 2011.

(3)	Represents awards paid under our AIP after the fiscal year with respect to that fiscal year’s performance.

(4)	Perquisites and other personal benefits in 2010 included the following:

	Contributions to the Retirement and
Named Executive Officer	Savings and Excess Benefit Plans ($) (1)	Perquisites ($) (2)
G. Kenny	74,940	35,000
B. Robinson	26,814	15,000
G. Lampert	26,214	15,000
E. Sabonnadiere	0	7,399
M. Sandoval	28,860	15,000

(1)	Represents contributions to our U.S.-based named executive officers under our Retirement Savings and Excess Benefits Plans. For further discussion of these contributions, see the Compensation Discussion & Analysis — Retirement Benefits on page 33. Mr. Sabonnadiere does not receive benefits under these plans as he receives statutory retirement benefits pursuant to French law, which are provided to all of our French employees. We are unable to calculate the value of such statutory benefits for Mr. Sabonnadiere.

(2)	Each of our U.S.-based named executive officers receives a fixed payment perquisite in the amount noted. These benefits do not receive tax gross ups. Mr. Sabonnadiere has a Company vehicle, as is consistent with the competitive market in Europe, the use of which is valued at $6,131 and prior to becoming an executive officer, he received a contribution to a deferred compensation account that is provided to all of our French employees valued at $1,269. Upon becoming an executive officer, Mr. Sabonnadiere is no longer eligible to receive the contribution to his deferred compensation account.
Narrative Disclosure for Summary Compensation Table
          We have no employment agreements with our named executive officers, except Mr. Sabonnadiere as is required pursuant to French law, to provide for specific base salary, bonus and benefits. Certain aspects of the compensation and equity awards reported in these tables are subject to terms and conditions set forth in policies and plans as follows:

Form of Compensation	Subject to	For Additional Information
Cash Incentives	Annual Incentive Plan	See discussion at pages 28-30.

Equity Awards	2005 Stock Incentive Plan	See discussion below and at pages 31-32.

Other Compensation - Company Contributions in Retirement Accounts	Retirement and Savings Plan Deferred Compensation Plan	See discussion at page 33. See discussion at page 33.

Grants of Plan-Based Awards During Fiscal Year 2010 Table
The following table details the grants of plan-based awards awarded to our named executive officers in 2010.

		Estimated Future Payouts			Estimated Future Payouts
		Under Non-Equity			Under Equity Incentive
		Incentive Plan Awards			Plan Awards
								All Other	All Other		Grant
								Stock	Option	Exercise	Date
								Awards:	Awards:	or Base	Fair
								Number	Number of	Price of	Value of
								of Shares	Securities	Option	Stock and
	Grant	Thresh-		Maxi-	Thresh-		Maxi-	of Stock	Underlying	Awards	Option
	Date	old	Target	mum	old	Target	mum	or Units	Options	($/Sh)	Awards
Name	(1), (2)	($)	($)	($)	(#)	(#)	(#)	(#) (3)	(#) (4)	(4)	($) (5)
G. Kenny	2/12/10	0	0	0	0	0	0		108,000	24.44	1,490,324
	2/12/10							20,000			488,800

B. Robinson	2/12/10	0	0	0	0	0	0		31,000	24.44	427,778
	2/12/10							6,000			146,640

G. Lampert	2/12/10	0	0	0	0	0	0		31,000	24.44	427,778
	2/12/10							6,000			146,640

E. Sabonnadiere	2/25/10	0	0	0	0	0	0	7,000			165,480
	7/1/10								48,497	27.64	702,337
	7/1/10							37,281			985,710

M. Sandoval	2/12/10	0	0	0	0	0	0		31,000	24.44	427,778
	2/12/10							6,000			146,640

(1)	Our Compensation Committee has a practice of not granting awards immediately preceding an earnings release date. In February 2010, our Compensation Committee meeting occurred on February 2nd and the earnings release was made on February 11th. Therefore, the grant date was February 12th. The closing price of our common stock on February 12th was $24.44.

(2)	Our Compensation Committee granted Mr. Sabonnadiere stock options and restricted stock units upon his appointment as an executive officer on July 1, 2010.

(3)	Restricted stock awards were made under our Incentive Plan.

(4)	Stock option awards were made under our Incentive Plan. The exercise price of the options is the closing price of General Cable common stock on the respective dates of grant.

(5)	Amounts reflect the aggregate grant date fair value of the equity award computed in accordance with ASC 718, except no assumption for forfeitures was included. The grant date fair value of the restricted stock unit grants was based on the closing price of the Company’s common stock on the grant date of $24.44. See Note 15 “Stock-based Compensation Plans” of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, regarding assumptions underlying the valuation of such equity awards.
Narrative Disclosure for Grants of Plan Based Awards
          The restricted stock awards vest 100% on the fifth anniversary of the grant date, provided the performance condition of $1.00 of cumulative earnings per share over the vesting period is achieved. Restricted stock awards are eligible for dividends to the extent paid to our other stockholders. We do not currently pay dividends to our common stockholders. Under the Incentive Plan, participants, including our named executive officers, are permitted to defer awards under our DCP, which is described at page 33. Stock options granted to our named executive officers shown in the Table vest ratably three years from the date of grant and cannot be deferred. Both restricted stock and stock option vesting would be accelerated in case of a change in control as defined in the Incentive Plan, which is described beginning at page 45.
Outstanding Equity Awards at December 31, 2010
          Our named executive officers have been previously granted equity awards in the form of stock options, restricted stock and restricted stock units pursuant to our Incentive Plan. The following table shows our named executive officers’ outstanding awards as of December 31, 2010.

OPTION AWARDS						STOCK AWARDS
			Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of			Number of	Market Value
	Underlying	Underlying	Securities			Shares or	of Shares or
	Unexercised	Unexercised	Underlying	Option	Option	Units of Stock	Units of Stock
	Options (#)	Options (#)	Unexercised	Exercise	Expiration	That Have Not	That Have Not
Name	Exercisable (1)	Unexercisable	Unearned Options (#)	Price ($)	Date	Vested (#) (2)	Vested ($) (3)
G. Kenny	43,331	0	0	11.94	1/26/2015
						10,155	$356,339
	28,896	0		22.97	2/7/2016
						6,314	$221,558
	28,725	0		50.68	2/14/2017
						12,720	$446,345
	45,707	22,853		64.51	2/13/2018
						33,000	$1,157,970
	60,000	120,000		19.59	2/11/2019
						20,000	$701,800
	0	108,000		24.44	2/12/2020

B. Robinson	4,519	0	0	11.99	4/6/2015
						847	$29,721
	2,410	0		22.97	2/7/2016
						2,283	$80,110
	3,205	0		50.68	2/14/2017
						4,010	$140,711
	14,387	7,193		64.51	2/13/2018
						10,000	$350,900
	20,000	40,000		19.59	2/11/2019
						6,000	$210,540
	0	31,000		24.44	2/12/2020

G. Lampert	4,984	0	0	11.99	4/6/2015
						1,223	$42,915
	3,480	0		22.97	2/7/2016
						2,636	$92,497
	3,016	0		50.68	2/14/2017
						14,432	$506,419
	20,284	0		69.29	11/5/2017
						10,000	$350,900
	20,000	40,000		19.59	2/11/2019
						6,000	$210,540
	0	31,000		24.44	2/12/2020

E. Sabonnadiere	0	48,497	0	27.64	7/1/2020
						4,577	$160,607
						7,000	$245,630
						37,281	$1,308,190

M. Sandoval	60,852	0	0	69.29	11/5/2017
						43,296	$1,519,257
	20,000	40,000		19.59	2/11/2019
						10,000	$350,900
	0	31,000		24.44	2/12/2020
						6,000	$210,540

(1)	Unvested stock options vest three years from the date of grant, except the grants expiring November 5, 2017,

February 11, 2019 and February 12, 2020, which vest ratably over three years and expire on the 10th anniversary of the grant.

(2)	The vesting schedule for restricted stock that has not vested is as follows:

Name	Grant Date	Unvested Shares	Vesting Schedule
G. Kenny	2/7/2006	10,155	10,155 shares vest on 2/7/2011
	2/14/2007	6,314	3,157 shares vest on 2/14/2011 and 2/14/2012, respectively
	2/13/2008	12,720	12,720 shares vest on 2/13/2013
	2/11/2009	33,000	33,000 shares vest on 2/11/2014
	2/12/2010	20,000	20,000 shares vest on 2/12/2015

B. Robinson	2/7/2006	847	847 shares vest on 2/7/2011
	2/14/2007	2,283	1,141 shares vest on 2/14/2011 and 1,142 shares vest on 2/14/2012
	2/13/2008	4,010	4,010 shares vest on 2/13/2013
	2/11/2009	10,000	10,000 shares vest on 2/11/2014
	2/12/2010	6,000	6,000 shares vest on 2/12/2015

G. Lampert	2/7/2006	1,223	1,223 shares vest on 2/7/2011
	2/14/2007	2,636	1,318 shares vest on 2/14/2011 and 2/14/2012, respectively
	11/5/2007	14,432	14,432 shares vest on 11/5/2012
	2/11/2009	10,000	10,000 shares vest on 2/11/2014
	2/12/2010	6,000	6,000 shares vest on 2/12/2015

E. Sabonnadiere	4/3/2009	4,577	4,577 shares vest on 4/3/2012
	2/25/2010	7,000	7,000 shares vest on 2/25/2013
	7/1/2010	37,281	37,281 shares vest on 7/1/2013

M. Sandoval	11/5/2007	43,296	43,296 shares vest on 11/5/2012
	2/11/2009	10,000	10,000 shares vest on 2/11/2014
	2/12/2010	6,000	6,000 shares vest on 2/12/2015
(3)	The closing price of General Cable common stock on December 31, 2010 was $35.09.
Option Exercises and Stock Vested During Fiscal Year 2010
          The following table provides information on exercises of stock options and restricted stock vesting in 2010 by our named executive officers. The value realized on the exercise of options and vesting of restricted stock does not account for the personal tax liability incurred by our named executive officers.

	OPTION AWARDS		STOCK AWARDS
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)(1)
G. Kenny	0	0	30,523	892,245
B. Robinson	0	0	3,783	102,942
G. Lampert	0	0	4,520	123,072
E. Sabonnadiere	0	0	0	0
M. Sandoval	0	0	0	0

(1)	Of the amounts realized from restricted stock awards, Mr. Kenny previously elected to defer receipt of 20,368 shares under the DCP, valued at $607,600 on the respective vesting dates. Shares held in the DCP may not be diversified into other investments and are distributed upon termination of employment in accordance with the distribution elections, subject to the requirements of Internal Revenue Code Section 409A.

Non-Qualified Deferred Compensation Table
          The following table provides information on benefits under our Deferred Compensation Plan.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	Plan	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	Name	($) (1)	($) (2)	($)	($)	($) (3)
G. Kenny	DCP	0	60,240	3,103,867	0	20,768,457
B. Robinson	DCP	0	12,114	46,828	0	310,249
G. Lampert	DCP	0	11,514	6,137	0	167,983
M. Sandoval	DCP	0	14,160	13,759	0	116,291

(1)	Mr. Sabonnadiere, our European based named executive officer, is not eligible to participate in our DCP.

(2)	Includes amounts contributed by our Company to the DCP. There were no executive contributions during 2010. Registrant contributions represent the amount of our Company’s contribution in 2010 to the DCP for the BEP component, and these amounts are included in the All Other Compensation column of the Summary Compensation Table.

(3)	Includes amounts reported as compensation for our named executive officers in the Summary Compensation Table for previous years. Of the DCP balances shown, 57.3% for Mr. Kenny represents the value of General Cable stock awards received by Mr. Kenny over a period of many years that he has elected to defer into the DCP. General Cable’s year-end common stock price in 2010 and 2009 was $35.09 and $29.42, respectively.
Narrative Disclosure to Non-Qualified Deferred Compensation Plan Table
          The DCP permits key executive officers to elect to defer salary into the DCP on an annual basis before the beginning of each plan year and to elect to defer bonus payments at least six months before the end of each year. With regard to salary and bonuses, employee participants are permitted to defer up to 100% of net pay after certain mandatory payroll taxes and preauthorized distributions are deducted. The DCP also permits employee participants to defer any stock based awards under our Incentive Plan (and predecessor plans). Deferrals must be made either until retirement or termination of employment. Cash deferred may be invested in any of the investment vehicles provided under the DCP. Shares of stock representing employee stock awards may not be reinvested into other vehicles, but must remain in the DCP as whole shares and will be distributed as such in accord with distribution elections made by each participant. The DCP assets are held in a “rabbi trust,” and as such, are subject to the claims of general creditors of our Company. Operation of the plan and distributions are also subject to Section 409A of the Internal Revenue Code, which imposes procedural restrictions on the DCP and on any future changes in distribution elections.
          The BEP provides excess benefits that make up benefits on certain wages that are not eligible for contribution under federal IRS limitations relating to our Retirement Plans. Under the BEP component of the DCP, our Company makes discretionary Company matching and Company retirement contributions similar to the matching and retirement contributions made under the Company’s retirement and savings plan. BEP contributions are made annually by our Company.

Change in Control and Other Post-Employment Payments and Benefits
          Our named executive officers may be eligible for post-employment payments and benefits in certain circumstances upon termination or a change in control of our Company. These post-employment payments and benefits arise under the Executive Officer Severance Benefit Plan for U.S.-based executive officers (“Severance Plan”). Additionally, all participants, including our named executive officers, are entitled to certain payments and benefits upon termination or change in control as specified in our Incentive Plan and its predecessor plans. The following information describes the payments or benefits that would be available under these plans.
Executive Officer Severance Benefit Plan
          The Severance Plan was adopted in December 2007 and applies to our U.S.-based executive officers, provided they are full-time employees. The Severance Plan provides for severance benefits in case of involuntary termination of employment and in case of termination of employment by the employer or termination by the employee for good reason resulting from a change in control as defined in the Severance Plan. The Severance Plan may be amended or terminated at any time with the approval of our Compensation Committee. However, any amendment or termination requires consent of a majority of the eligible employees at that time. The potential severance benefits upon these termination events are discussed below.
          Involuntary Termination without Change in Control. A named executive officer may be entitled to severance and benefits in the event of an involuntary termination of the executive officer’s employment. An involuntary termination will not include any of the following circumstances:
•	the executive officer is offered or agrees to assume another position with our Company or a successor owner of our Company;

•	the executive officer receives an offer of reemployment with our Company or a successor owner after the executive officer’s termination but before the full payment of severance benefits; and

•	the executive officer’s termination is due to a voluntary termination or resignation, including retirement, death, disability or the failure to return from a leave of absence.
          If the executive officer’s involuntary termination qualifies, the severance benefits would be the following:
•	Chief Executive Officer: two years of base pay and target level bonus under our Annual Incentive Plan, a bonus for the year of termination based on relevant performance, continued participation in employer health and life insurance plans or the equivalent premium cost of the employer for two years, and limited outplacement assistance; and

•	Other U.S.-Based Named Executive Officers: one and one-half years of base pay and target level bonus under our Annual Incentive Plan, a bonus for the year of termination based on relevant performance, continued participation in employer health and life insurance plans or the equivalent premium cost of the employer for one and one-half years, and limited outplacement assistance.

          Termination in Connection with Change in Control. In the event of an involuntary termination, including a termination for good reason, in connection with a change in control of General Cable, the Severance Plan operates using what is commonly called a “double trigger.” This means that for the executive officer to receive payments or benefits under the Severance Plan, both a change in control and a triggering event must occur. A change in control is deemed to occur if:
•	any outside person or other entity beneficially owns more than 50% of all classes of our capital stock that are normally entitled to vote upon the election of our Directors;

•	we sell all or substantially all of our property or assets;

•	we consolidate or merge with a third party whereby persons who were our stockholders immediately before the consolidation or merger together own less than 60% of the voting stock of the surviving entity; or

•	our Directors who served as such on January 1, 2008 (the “Incumbent Directors”) no longer constitute a majority of our Board of Directors; however, a subsequently elected Director will also be an Incumbent Director if that Director’s nomination was supported by at least two-thirds of the then Incumbent Directors.
          After a change in control, one of the following events will be considered the second “trigger” that will require us to provide a named executive officer with specified benefits:
•	if we or our successor terminates the executive officer’s employment without “cause” within 24 months (as to our Chief Executive Officer) or 18 months (as to our other named executive officers) after a change in control. “Cause” is generally defined to mean any of the following with respect to an executive officer:
–	willful or continuous neglect of or refusal to perform duties and responsibilities;

–	insubordination, dishonesty, fraud, gross neglect or willful malfeasance by the executive officer in the performance of duties and responsibilities;

–	conviction or entry into a plea of nolo contendere to any felony; and

–	serious violation of our Company rules or regulations.
•	if the executive officer terminates employment for “good reason” within 24 months (as to our Chief Executive Officer) or 18 months (as to our other named executive officers) after a change in control. “Good reason” is generally defined to mean the occurrence of any of the following without the executive officer’s consent:
–	any material diminution in the executive officer’s position, authority, duties or responsibilities;

–	a reduction in the executive officer’s annual base salary or incentive compensation opportunities; and

–	a significant relocation of the executive officer’s principal place of employment.
          In the event of a change in control followed by a triggering event, we (or our successor) would be required to pay each of our U.S.-based named executive officers the following:
•	Chief Executive Officer: three years of base pay and target level bonus and bonus for the year of termination based on relevant performance, continued participation in employer’s health and life insurance plans or the equivalent premium cost of the employer for three years, and limited outplacement assistance; and

•	Other U.S.-Based Named Executive Officers: two years of base pay and target level bonus and bonus for the year of termination based on relevant performance, continued participation in employer’s health and life insurance plans or the equivalent premium cost of the employer for two years, and limited outplacement assistance.
          Payments and other benefits received by the executive officer in connection with a change in control may be subject to the “excess parachute payment” excise tax imposed by Section 4999 of the Internal Revenue Code. If this excise tax applies, we must pay the executive officer a “gross-up payment” equal to such excise tax plus related federal, state and local income, excise and employment taxes. The intent of this payment is to ensure that the executive officer does not bear the cost of this excise tax or any tax associated with our reimbursement of the excise tax. If the severance benefits exceed the limits of Section 280G of the Code and would constitute an excess parachute payment, the severance benefits may be reduced to the largest amount that will not exceed the Section 280G limitation (“Payment Adjustment”). However, any such reduction will not exceed the lessor of: (i) 10% of the sum of the executive officer’s base salary and target bonus or (ii) $50,000. If the reduction as so limited is not large enough to prevent the application of the excess parachute payment excise tax, then the executive officer will receive full severance benefits without any reduction as well as the gross-up payment described above.
          Conditions to Severance Benefits. Our U.S.-based executive officers will not be eligible for benefits under the Severance Plan if the executive officer is covered by an employment, severance or separation agreement that entitles the executive officer to severance benefits after termination of employment. As a condition to receiving severance benefits, an eligible executive officer will be required to enter into a customary separation agreement in which the executive officer will agree to the following:
•	a release and waiver of any claims against our Company;

•	non-compete and non-solicit limitations unless otherwise approved by our Board; and

•	performance or satisfaction of any remaining obligations to our Company.
Mr. Sabonnadiere’s Change in Control and Other Severance Benefits
          Mr. Sabonnadiere is a French national residing in the European Union. His change in control and other severance benefits are, to the extent legally permissible under French law, closely aligned with our Severance Plan. Mr. Sabonnadiere’s employment agreement provides for severance payments and payments in exchange for agreeing not to compete with our Company for a period of two years from his termination as follows:
•	Involuntary Termination
–	Severance Payment- one and one-half years of 50% of base pay, the higher of the current target bonus or the average of the annual bonuses paid in the prior three years and a pro rata payment of his current target bonus for the year of termination.

–	Non-compete Payment- for a period up to twenty-four months of 50% of base pay.
•	Termination due to a Change in Control
–	Severance Payment- two years of 50% of base pay, two times the higher of the current target bonus or the average of the annual bonuses paid in the prior three years and a pro rata payment of his current target bonus for the year of termination.

–	Non-compete Payment- for a period up to twenty-four months of 50% of base pay.

Quantification of Severance and Change in Control Benefits.
          The table below includes a description and the amount of estimated payments and benefits that would have been provided by us (or our successor) to our named executive officers under the Severance Plan or in Mr. Sabonnadiere’s case, his employment agreement and non-compete agreement, assuming that a termination circumstance occurred as of December 31, 2010:

		Estimated Severance Benefit ($)
		Involuntary
		Termination	Termination
		without Change in	with Change
Name	Severance Benefit	Control	in Control
G. Kenny	Salary Continuation (1)	1,650,000	2,475,000
	Target Bonus (2)	2,120,000	3,180,000
	A pro rata portion of current target bonus (3)	861,780	861,780
	Outplacement (4)	50,000	50,000
	Continued coverage under our welfare plans (5)	20,844	31,266
	Excess parachute payment gross-up tax payment (6)	N/A	0
	Total	4,702,624	6,598,046

B. Robinson	Salary Continuation (1)	472,500	630,000
	Target Bonus (2)	487,500	650,000
	A pro rata portion of current target bonus (3)	264,225	264,225
	Outplacement (4)	25,000	25,000
	Continued coverage under our welfare plans (5)	22,659	30,212
	Excess parachute payment gross-up tax payment (6)	N/A	0
	Negative 280G Payment Adjustment (7)	N/A	(24,396)
	Total	1,271,884	1,575,041

G. Lampert	Salary Continuation (1)	472,500	630,000
	Target Bonus (2)	487,500	650,000
	A pro rata portion of current target bonus (3)	264,225	264,225
	Outplacement (4)	25,000	25,000
	Continued coverage under our welfare plans (5)	22,659	30,212
	Excess parachute payment gross-up tax payment (6)	N/A	0
	Total	1,271,884	1,599,437

E. Sabonnadiere	Salary Continuation (1)	261,008	348,010
	Target Bonus (2)	532,054	709,405
	A pro rata portion of current target bonus (3)	179,281	179,281
	Non-compete payment	348,010	348,010
	Total	1,320,353	1,584,706

M. Sandoval	Salary Continuation (1)	525,000	700,000
	Target Bonus (2)	487,500	650,000
	A pro rata portion of current target bonus (3)	264,225	264,225
	Outplacement (4)	25,000	25,000
	Continued coverage under our welfare plans (5)	24,229	32,306
	Excess parachute payment gross-up tax payment (6)	N/A	0
	Total	1,325,954	1,671,531

(1)	Salary continuation was calculated using the following base salaries for 2010: $825,000 for Mr. Kenny, $315,000 for Mr. Robinson, $315,000 for Mr. Lampert, €260,000 for Mr. Sabonnadiere (converted to $348,010 based on the exchange rate on December 31, 2010), and $350,000 for Mr. Sandoval. This severance amount will be paid in equal installments based on regularly scheduled payroll periods over the applicable term.

(2)	Target Bonus is the higher of our named executive officer’s current target or the average of the AIP bonuses paid to the named executive officer in the prior three years. The relevant performance goals and target award percentages related to this award are set forth in the Compensation Discussion and Analysis at page 30.

(3)	Awards under the AIP are determined based on a calendar year. Accordingly, awards, if any, would be earned under the AIP on the assumed date of termination and become payable under the Severance Plan and Mr. Sabonnadiere’s employment agreement, respectively. These amounts reflect the 2010 AIP awards, which were paid in February 2011, for each of our named executive officers.

(4)	This amount represents the maximum outplacement benefits that are available under the Severance Plan.

(5)	This amount represents the cost to us to provide our named executive officer with the same coverage provided as of December 31, 2010 under all of these plans as they existed on that date on a non-employee basis for the full stated period of time required by Severance Plan and assuming no acquisition of equivalent benefits or coverage under the plans, programs or arrangements of a subsequent employer during that period.

(6)	Payments and other benefits received by the executive in connection with a change in control may be subject to the “excess parachute payment” excise tax imposed by Section 4999 of the Internal Revenue Code. If this excise tax applies, we must pay the executive officer a “gross-up payment” equal to such excise tax plus related federal, state and local income, excise and employment taxes. None of our named executive officers would be subject to the excess parachute payment excise tax.

(7)	Because Mr. Robinson’s severance benefits upon a change in control would exceed the limits of Section 280G of the Code and would require an excess parachute payment, his severance benefits were reduced pursuant to our Severance Plan to not exceed the Section 280G limitation.
Potential Benefits under General Cable Stock Incentive and Stock Option Plans
          Our Incentive Plan and its predecessor plans provide for specified benefits to our named executive officers who hold awards granted under these plans, either upon a change in control or a termination of their employment. The potential benefits upon these termination events are discussed below.
          Change in Control Payments and Benefits. Under the our Incentive Plan, upon a change in control, all unvested awards granted under our Incentive Plan will become fully vested immediately upon the occurrence of the change in control and such awards shall be paid out or settled, as applicable, within 60 days after the occurrence of the change in control, subject to applicable law. Our Compensation Committee may, in its discretion, also determine that, upon a change in control, each stock option and stock appreciation right outstanding under our Incentive Plan may be terminated and automatically exchanged for an amount of cash, other property, or a combination thereof, equal to the excess of the fair market value of such shares of common stock immediately prior to the change in control over the exercise price per share of such stock option or stock appreciation right.
          In May 2005, our Incentive Plan replaced the 1997 Stock Incentive Plan and the 2000 Stock Option Plan, which did not cover executive officers. Upon a change in control, these plans provided for outstanding awards to become vested, paid and settled on terms similar to our Incentive Plan.

          The change in control provisions under these plans operate using a “single trigger.” This means that any change in control will permit the named executive officer to receive payments or benefits under these plans, even if the named executive officer’s employment is unaffected as a result of the change in control. Under our Incentive Plan, “change in control” is defined as the occurrence of any of the following events:
•	any person becomes the beneficial owner of more than 35% of our voting stock;

•	we sell all or substantially all of our property or assets;

•	our stock ceases to be publicly traded;

•	we consolidate or merge with a third party whereby persons who were our stockholders immediately before the consolidation or merger together own less than 51% of the voting stock of the surviving entity; or

•	our Directors who served as such on May 10, 2005 (the “2005 Incumbent Directors”) no longer constitute a majority of our Board; however, a subsequently elected Director will also be a 2005 Incumbent Director if that Director’s nomination was supported by at least two-thirds of the then 2005 Incumbent Directors.
          Other Termination Events. Outstanding vested and unvested awards under our Incentive Plan will be subject to the following treatment, subject to our Compensation Committee’s discretion:

Reason for Termination	Effect on Awards under the Plan
Death or Disability	Unvested stock awards and units will become vested.

Unexercisable stock options and stock appreciation rights will become vested and exercisable for one year unless the expiration date is earlier.

Exercisable stock options will be exercisable for one year unless the expiration date is earlier.

Unearned performance awards will become earned and vested based on the award recipient’s performance immediately prior to death or disability.

For Cause Termination	All awards, whether or not vested, will be forfeited.

Other Termination Events, including Retirement (1)	Unvested, unearned or unexercisable awards will be forfeited. Exercisable stock options will be exercisable for a 90-day period unless the expiration date is earlier.

(1)	Beginning with equity incentive awards granted in February 2011, our Compensation Committee approved the addition of retirement provisions that provide for (i) prorated vesting of the restricted stock units granted and (ii) a continued exercise period for stock options upon retirement for the earlier of (a) three years from the date of retirement or (b) the original expiration date.

          Quantification of Payments and Benefits. The table below provides an estimate of the value of the potential benefits that each named executive officer might be entitled to receive upon the occurrence of certain events under our Incentive Plan and its predecessor plans as if the triggering event had occurred on December 31, 2010.

	Estimated Potential Benefit ($)
	Upon Change in Control or Upon Death or
	Disability		Upon Change in Control
		Acceleration and
		settlement of the
	Acceleration and	unvested portion of
	settlement of previously	restricted stock and	Settlement of previously
	unvested stock options	other stock awards	vested stock options
	granted under our	granted under our	granted under Stock
Name	Incentive Plans (1),(2),(4)	Incentive Plan (1),(3)	Incentive Plans (4),(5)
G. Kenny	3,010,200	2,884,012	2,283,332
B. Robinson	950,150	811,983	443,598
G. Lampert	950,150	1,203,271	467,308
E. Sabonnadiere	361,303	1,714,427	0
M. Sandoval	950,150	2,080,697	310,000

(1)	In the event of death or disability, unvested stock awards will become vested, and unexercisable stock options will become exercisable for one year unless the expiration date is earlier, but it is assumed that the awards are settled as of the assumed triggering date.

(2)	This amount represents the unrealized value of the unvested stock options under our Incentive Plan as of December 31, 2010. The closing price of our common stock on December 31, 2010 was $35.09, which was lower than the applicable per share exercise price of certain of the options. Therefore, those stock options had no value.

(3)	This amount represents the unrealized value of the unvested restricted stock granted under our Incentive Plan that are subject to restrictions: 82,189 for Mr. Kenny; 23,140 for Mr. Robinson; 34,291 for Mr. Lampert; 48,858 for Mr. Sabonnadiere; and 59,296 for Mr. Sandoval, based upon the closing price of our common stock of $35.09 on December 31, 2010.

(4)	Assumes that our Compensation Committee approved the granting of the settlement benefit as required under the terms of the stock plans.

(5)	This amount represents the unrealized value of the aggregate vested portion of stock options, which had value based on the closing price of our common stock of $35.09 on December 31, 2010: 206,659 for Mr. Kenny; 44,521 for Mr. Robinson; 51,764 for Mr. Lampert; and 80,852 for Mr. Sandoval. The unrealized value of vested stock options was calculated by multiplying (a) the number of shares underlying the unvested stock options by (b) the difference between $35.09 and the applicable per share exercise price of the stock options.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP
          On February 3, 2011, our Audit Committee appointed Deloitte & Touche LLP, along with the member firm of Deloitte & Touche Tohmatsu and their respective affiliates (“Deloitte”), independent registered public accounting firm, to audit the consolidated financial statements of General Cable and our subsidiaries for 2011 and its internal control over financial reporting as of December 31, 2011. Our Board of Directors ratified that appointment and is submitting it to our stockholders for a vote at the Annual Meeting.
          Principal Accounting Firm Fees. Aggregate fees billed to our Company for the fiscal years ended December 31, 2010 and 2009 by Deloitte and its affiliates were as follows:

	Fiscal Year Ended
	2010	2009
Audit Fees (1)	$4,014,000	$4,349,000
Audit-related Fees (2)	92,000	115,000
Tax Fees (3)	841,000	593,000
All Other Fees	0	0

	$4,947,000	$5,057,000

(1)   Includes foreign and statutory audit fees and reviews of registration statements, including related consents and comfort letters.
(2)   Includes employee benefit plan audits and consultation concerning financial accounting and reporting standards.
(3)   Includes fees for tax compliance, consultation and planning.
          Deloitte has served as our independent auditor since we became a publicly traded company in 1997 and prior to that, served as the independent auditor for our predecessor companies. No relationship exists between Deloitte and our Company other than the usual relationship between independent auditor and client. We expect representatives of Deloitte to attend the Annual Meeting to respond to appropriate questions from stockholders. Deloitte will also have the opportunity to make a statement if they so desire. If Deloitte’s appointment is not ratified by our stockholders, our Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm for the 2012 fiscal year. Additionally, even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2011 fiscal year if it determines that such a change would be in the best interests of our Company and stockholders.
          THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
          In accordance with Section 14A of the Securities Exchange Act, as amended, (the “Exchange Act”), we are providing our stockholders with an opportunity to cast a non-binding, advisory vote on our executive compensation program as described in the Compensation Discussion and Analysis beginning on page 24 of this Proxy Statement. In the Compensation Discussion and Analysis section, we discuss our executive compensation program and the compensation decisions our Compensation Committee has made with regards to each of our named executive officers. In evaluating our executive compensation program, our Board of Directors requests that our stockholders consider the following key highlights of our executive compensation program:
•	Our compensation philosophy is based on several guiding principles set forth below.
—	We seek to attract and retain talent by paying for performance and structuring dynamic positions with long-term opportunity for the very talented.

—	We provide our executive officers opportunities to earn above-market incentive payments based on above-market performance.

—	We strive to align the earnings prospects and interests of our executive officers and managers with those of our stockholders.

—	We have policies that require executive officers to hold meaningful amounts of General Cable equity.

—	We seek to retain and motivate a talented management team to continually maximize stockholder value.
•	We believe that to attract and retain qualified executive officers, pay levels (including base salary, incentive compensation and benefits) should generally be targeted at no more than the 50th percentile (or median) of pay levels of comparable positions at comparable companies in the market, including our comparative peer group.
—	All of our named executive officers’ total compensation for 2010 was below the 50th percentile.
•	The individual performance factors and AIP performance targets for each executive officer are directly aligned with our global strategy and the long-term interests of our stockholders.

•	No salary adjustments were made for our executive officers in 2009 and 2010.

•	Our long-term incentives have at least three year vesting after the grant. Our 2010 and 2011 restricted stock and restricted stock unit grants to our U.S.-based named executive officers cliff vest five years after the grant provided the performance metric was achieved.

•	All of our executive officers are required to own a significant amount of Company stock. Our Chief Executive Officer is required to own Company stock valued at six times his base salary and he currently exceeds his ownership requirements.
     Our Board of Directors believes that our executive compensation program is effective in incentivizing our named executive officers to achieve our Company’s short and long-term strategic goals, aligning our named executive officers’ interests with those of our stockholders and competitively compensating our named executive officers. In accordance with the recently adopted Section 14A of the Exchange Act and as a matter of good corporate governance, our Board of Directors requests that our stockholders approve the following non-binding, resolution at our 2011 Annual Meeting of Stockholders:

          “RESOLVED, that the stockholders of General Cable Corporation approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section and the Summary Compensation Table contained in the 2011 Proxy Statement.”
          While the result of the advisory vote on this Proposal 3 is not binding on our Board of Directors or Compensation Committee, our Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.
          THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF OUR COMPANY’S EXECUTIVE COMPENSATION.
PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF AN
ADVISORY VOTE ON EXECUTIVE COMPENSATION
          In accordance with Section 14A of the Securities Exchange Act, we are providing our stockholders an opportunity to advise our Board of Directors on whether an advisory vote on executive compensation should occur every one, two or three years at our Annual Meeting of Stockholders. Section 14A specifically provides for a choice on the frequency of an advisory vote on executive compensation recognizing that there is no one right answer for every company.
          After evaluating the frequency voting options provided for in the statutes in connection with our executive compensation program and the annual frequency preference of many of our stockholders, our Board of Directors recommends submitting the advisory vote on executive compensation annually.
          Although our Board of Directors recommends that the frequency of an advisory vote on executive compensation occur annually, our stockholders will be given the opportunity to vote in favor of: (i) one year; (ii) two years; (iii) three years; or (iv) abstain. This advisory vote does not approve or disapprove our named executive officers’ compensation but rather advises our Board of Directors on how often our stockholders prefer to vote on executive compensation. While the result of the advisory vote on this Proposal 4 is not binding on our Board of Directors, our Board of Directors will consider the overall outcome of the vote in establishing the frequency that the advisory vote on executive compensation is submitted to our stockholders.
          THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR AN ANNUAL ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION.

OTHER INFORMATION
Solicitation of Proxies
          Solicitation of proxies is being made by management at the direction of General Cable’s Board of Directors, without additional compensation, through the mail, in person or by telephone. The cost will be borne by us. In addition, we will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record and we will reimburse them for their expenses in so doing. We have retained D. F. King & Co., Inc. to aid in the solicitation of proxies for a fee of $6,000 plus out-of-pocket expenses.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers, and persons who own more than 10% of a registered class of equity securities, to file initial reports of ownership and reports of changes in ownership of General Cable common stock with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms which they file. Based on review of the copies of forms furnished to us and filed with the SEC, we believe that all such SEC filings during 2010 complied with the reporting requirements.
Stockholder Proposals for 2012 Annual Meeting
          Stockholder proposals under Rule 14a-8 of the Securities Exchange Act of 1934 for the 2012 Annual Meeting of Stockholders must be received by General Cable no later than November 30, 2011, in order to be considered for inclusion in our 2012 proxy statement and a form of proxy for that meeting. Stockholder proposals not made under Rule 14a-8 must be made in accordance with the sixty (60) day advance notice procedure described on pages 14-16. All proposals must be communicated in writing to the Secretary of General Cable at our offices at 4 Tesseneer Drive, Highland Heights, Kentucky 41076.
By Order of the Board of Directors,

ROBERT J. SIVERD
Secretary
Highland Heights, Kentucky
March 30, 2011

Notice of
2011
Annual Meeting
Of Stockholders
And
Proxy Statement

GENERAL CABLE CORPORATION
4 TESSENEER DRIVE
HIGHLAND HEIGHTS, KY 41076
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M32964-P05791                                     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENERAL CABLE CORPORATION		For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐

Nominees:

01) Gregory B. Kenny
02) Charles G. McClure, Jr.
03) Patrick M. Prevost
04) Robert L. Smialek
05) John E. Welsh, III

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

			For	Against	Abstain
The Board of Directors recommends you vote FOR proposals 2 and 3:

2.
Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, to audit General Cable’s 2011 consolidated financial statements and internal control over financial reporting.
			☐	☐	☐

3.	To approve, by non-binding vote, the compensation of our executive officers.		☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
The Board of Directors recommends you vote 1 YEAR on the following proposal:

4.	To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting. Only stockholders of record at the close of business on March 14, 2011 are entitled to notice of and to vote at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

GENERAL CABLE CORPORATION
4 Tesseneer Drive, Highland Heights, Kentucky 41076
Telephone (859) 572-8000
NOTICE OF THE 2011 ANNUAL MEETING OF STOCKHOLDERS
The 2011 Annual Meeting of Stockholders of General Cable Corporation (“General Cable”) will be held on Thursday, May 12, 2011 at 11:00 a.m., Eastern Daylight Time, at the offices of General Cable at 4 Tesseneer Drive, Highland Heights, Kentucky 41076, to consider and act upon the proposals listed on the reverse side.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

M32965-P05791
GENERAL CABLE CORPORATION
This Proxy is Solicited on Behalf of the Board of Directors
ANNUAL MEETING OF STOCKHOLDERS
MAY 12, 2011
The stockholder(s) hereby appoint(s) Gregory B. Kenny, Brian J. Robinson and Robert J. Siverd or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all of the shares of Common stock of General Cable Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Eastern Daylight Time on May 12, 2011, in Highland Heights, Kentucky, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted as directed by the stockholder(s). If no such directions are made, this proxy will be voted for the election to the Board of Directors of the nominees listed on the reverse side and with the Board’s recommendation for each remaining proposal.
Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.
Continued and to be signed on reverse side